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PROSPECTUS SUPPLEMENT NO. 6 (To Prospectus dated January 8, 2004)	Filed Pursuant to Rule 424(b)(3) Registration Number 333-110094

Bausch & Lomb Incorporated

FLOATING RATE CONVERTIBLE SENIOR NOTES DUE 2023
AND SHARES OF COMMON STOCK
ISSUABLE UPON CONVERSION THEREOF

        This prospectus supplement, which supplements Bausch & Lomb Incorporated's prospectus dated January 8, 2004, relates to resales by selling security holders of $160,000,000 in aggregate principal amount of Bausch & Lomb Incorporated's Floating Rate Convertible Senior Notes due 2023 and the shares of Bausch & Lomb common stock issuable upon conversion of the notes. You should read this prospectus supplement in conjunction with the accompanying prospectus and the information incorporated by reference which is filed from time to time by Bausch & Lomb Incorporated with the Securities and Exchange Commission.

        The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this prospectus supplement or the accompanying prospectus are truthful or complete. Any representation to the contrary is a criminal offense.

        Investing in the Notes and our common stock involves risks. See "Risk Factors" beginning on page 13 of the accompanying prospectus and information incorporated by reference to filings made by Bausch & Lomb Incorporated with the Securities and Exchange Commission.

        The date of this prospectus supplement is April 28, 2004.

IMPORTANT NOTICE TO READERS

        This prospectus supplement, dated April 28, 2004, amends and supplements the accompanying prospectus dated January 8, 2004, which is a part of a registration statement (No. 333-110094) we filed with the Securities and Exchange Commission, or SEC, using a "shelf" registration process. Under this shelf registration process, the selling security holders may, from time to time, offer notes or shares of our common stock issued upon conversion of the notes owned by them. Each time the selling security holders offer notes or common stock under this prospectus, they are required to provide to potential investors a copy of the prospectus and a copy of any prospectus supplements. You should read both the prospectus and all prospectus supplements, together with the information incorporated by reference in the accompanying prospectus. See "Where You Can Find More Information" in the accompanying prospectus for more information.

        You should rely only on the information contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not authorized anyone to provide you with information different from the information contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus. This document may be used only in jurisdictions where offers and sales of these securities are permitted. You should not assume that information contained in this prospectus supplement or the accompanying prospectus or in any document incorporated by reference is accurate as of any date other than the date of the document that contains the information, regardless of when this prospectus supplement and the accompanying prospectus is delivered or when any sale of our securities occurs.

        This prospectus supplement identifies one or more additional selling security holders and selling security holders who have provided us with new information in accordance with the rules of the Securities and Exchange Commission. Except as amended by this prospectus supplement or by information incorporated by reference, you should refer to the accompanying prospectus for a description of the notes and our common stock and other information about us and our securities. We use certain terms in this prospectus supplement with the meaning given to them in the accompanying prospectus.

        Our business was founded in 1853 and incorporated in the State of New York in 1908. Our principal executive offices are located at One Bausch & Lomb Place, Rochester, New York 14604. Our telephone number is (585) 338-6000.

SELLING SECURITY HOLDERS

        We originally issued the notes in a private offering in August 2003. The notes were resold by the initial purchasers of the notes in the United States to qualified institutional buyers under Rule 144A under the Securities Act. Selling security holders, including their transferees, pledges, donees or successors, may from time to time offer and sell the notes and the underlying common stock pursuant to this prospectus or any applicable prospectus supplement.

        The table below and the table in the accompanying prospectus sets forth the name of each selling security holder, the principal amount of notes and shares of common stock beneficially owned by each selling security holder, and the number of shares of common stock issuable upon conversion of those notes that may be offered from time to time under this prospectus by the selling security holders named in the table.

        The information set forth in the following table supplements the information in the table appearing under the heading "Selling Security Holders" in the accompanying prospectus. The information regarding the selling security holders listed below was furnished to us by such selling security holders on or before April 27, 2004 and we have not sought to verify this information. Information about other selling security holders is set forth in the accompanying prospectus and information about additional selling security holders will be set forth in prospectus supplements or amendments to this prospectus, if required.

        Because the selling security holders may offer all or some portion of the notes or underlying shares of common stock listed below, we have assumed for purposes of this table that the selling security holders will sell all of the shares of common stock offered by this prospectus pursuant to this prospectus. Accordingly, we cannot estimate the amounts of notes or shares of common stock that will be held by the selling security holders following the consummation of any such sales. See "Plan of Distribution" in the accompanying prospectus for more information. In addition, the selling security holders listed in the table below may have acquired, sold or transferred, in transactions exempt from the registration requirements of the Securities Act, some or all of the notes since the date on which they provided to us the information presented in the table.

        Information about selling security holders may change over time. Any changed information given to us by the selling security holders will be set forth in prospectus supplements or post-effective amendments if and when necessary. The aggregate principal amount of Notes beneficially owned and offered, as set forth in the table of selling security holders, will from time to time exceed the amount of Notes outstanding since security holders may transfer their holdings in privately negotiated transactions without notice to us. As a result, more than one selling security holder may have reported information to us information regarding the same securities.

        Unless otherwise disclosed in the footnotes to the table, no selling security holder has indicated that it has held any position or office or had any other material relationship with us or our affiliates within the past three years.

        The holdings set forth below reflect beneficial ownership of CNH CA Master Account, L.P. inadvertently attributed to Goldman Sachs & Co. in Prospectus Supplement Number 5.

					Common Stock Owned Upon Completion of the Offering
			Shares of Common Stock Owned Prior to the Offering (1)
	Principal Amount of Notes Beneficially Owned and Offered			Conversion Shares of Common Stock Offered (2)
Name of Beneficial Owner		Percentage of Notes Outstanding			Number of Shares	Percentage (3)
CNH CA Master Account, L.P.	$500,000	*	—	8,138	—	*
Goldman, Sachs & Co.	$1,055,000	*	31,392	171,718	31,392	*

*
Less than 1%.

(1)
Excludes shares of common stock into which the notes may be convertible, calculated as set forth in note (2) below.

(2)
Assumes conversion of all of the holder's notes at a conversion rate of 16.2760 shares of common stock per $1,000 principal amount of the notes. However, this conversion rate is subject to adjustment as described under "Description of Notes — Conversion of Notes." As a result, the number of shares of common stock issuable upon conversion of the notes may increase or decrease in the future.

(3)
Calculated based on 51,892,806 shares of our common stock outstanding as of September 27, 2003. In calculating this amount, we treated as outstanding that number of shares of common stock issuable upon conversion of all of a particular holder's notes. However, we did not assume the conversion of any other holder's notes.

        The accompanying prospectus incorporates by reference documents that are not presented in this prospectus supplement or the accompanying prospectus or delivered with this prospectus supplement or the accompanying prospectus. You may request a copy of the prospectus or any information incorporated by reference, excluding exhibits, at no cost, by writing or telephoning us at the following address: Bausch & Lomb Incorporated, One Bausch & Lomb Place, Rochester, New York 14604-2701, Attention: Investor Relations (telephone 585-338-5757) or you may locate the material on our website http:/www.bausch.com.

PROSPECTUS

        Bausch & Lomb Incorporated
FLOATING RATE CONVERTIBLE SENIOR NOTES DUE 2023 AND
SHARES OF COMMON STOCK ISSUABLE UPON CONVERSION THEREOF

The Notes and Common Stock

  •
  On August 4, 2003, we issued and sold $160,000,000 aggregate principal amount of our Floating Rate Convertible Senior Notes due 2023 in a private offering.

  •
  The notes will bear cash interest at an annual rate equal to the six month LIBOR plus 0.50%, reset semi-annually, which is initially 1.63875%.

  •
  Interest on the notes is payable semi-annually in arrears on February 1 and August 1 of each year, beginning February 1, 2004.

  •
  The notes mature on August 1, 2023 unless earlier redeemed, repurchased or converted.

  •
  The selling security holders identified in this prospectus will use this prospectus to resell the notes and the underlying shares of our common stock issuable upon conversion of the notes. If required, we will set forth the names of any other selling security holders in a post-effective amendment to the registration statement of which this prospectus is a part.

  •
  We will not receive any proceeds from the sale of the notes or shares of common stock issuable upon conversion of the notes by any of the selling security holders. The notes and the shares of common stock may be offered in negotiated transactions or otherwise, at market prices prevailing at the time of sale or at negotiated prices. In addition, shares of our common stock may be offered from time to time through ordinary brokerage transactions on the New York Stock Exchange. See "Plan of Distribution."

Conversion of the Notes

  •
  Holders may convert the notes into shares of our common stock at an initial conversion rate of 16.2760 shares per $1,000 principal amount of notes, subject to adjustment, before the close of business on August 1, 2023 only under the following circumstances:

  (1)
  at any time until maturity starting with the first day of any calendar quarter commencing after September 30, 2003 if the closing sale price of our common stock for at least 20 trading days in a period of 30 consecutive trading days ending on the last trading day of the preceding calendar quarter is greater than 120% of the accreted conversion price per share of common stock on such last day of the preceding calendar quarter;

  (2)
  during each of the five business day periods after any ten consecutive trading day period in which the trading price per $1,000 original principal amount of the notes for the ten trading day period was less than 97% of the product of the closing sale price of our common stock over the same ten trading day period and the number of shares then issuable upon conversion of $1,000 original principal amount of the notes, except such conversion is not available in the last three years prior to maturity;

  (3)
  if the notes have been called for redemption; or

  (4)
  upon the occurrence of specified corporate transactions described in this prospectus.

Redemption and Repurchase of the Notes

  •
  We may not redeem the notes before August 1, 2010. On or after that date, we may redeem all or a portion of the notes for cash at a redemption price of 100% of the accreted principal amount of the notes being redeemed, plus any accrued and unpaid interest to the redemption date.

  •
  Holders may require us to purchase for cash all or a portion of their notes on August 1, 2010, August 1, 2013 and August 1, 2018. In addition, if we experience specified types of fundamental changes on or before August 1, 2023, holders may require us to purchase their notes for cash at a price equal to 100% of the accreted principal amount of the notes to be purchased plus any accrued and unpaid interest to the repurchase date.

Ranking of the Notes

  •
  The notes are our senior obligations and rank equally with our other senior unsecured indebtedness.

Listing

  •
  The notes issued in the initial private offering are eligible for trading in the Private Offerings, Resales and Trading through Automatic Linkages Market, commonly referred to as the PORTAL Market, of The National Association of Securities Dealers, Inc. However, the notes sold using this prospectus will no longer be eligible for trading in the PORTAL system. We do not intend to list the notes for trading on any automated interdealer quotation system or national securities exchange.

  •
  Our common stock is traded on the New York Stock Exchange under the symbol "BOL." On December 23, 2003, the reported last sale price of our common stock on the New York Stock Exchange was $50.62 per share.

Investing in the notes and our common stock involves risks. See "Risk Factors" beginning on page 13.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

January 8, 2004

IMPORTANT NOTICE TO READERS

        This prospectus is part of a registration statement we filed with the Securities and Exchange Commission, or SEC, using a "shelf" registration process. Under this shelf registration process, the selling security holders may, from time to time, offer notes or shares of our common stock issued upon conversion of the notes owned by them. Each time the selling security holders offer notes or common stock under this prospectus, they are required to provide to potential investors a copy of this prospectus and, if applicable, a copy of a prospectus supplement. You should read both this prospectus, and, if applicable, any prospectus supplement together with the information incorporated by reference in this prospectus. See "Where You Can Find More Information" for more information.

        You should rely only on the information contained in or incorporated by reference in this prospectus. We have not authorized anyone to provide you with information different from the information contained in or incorporated by reference in this prospectus. This document may be used only in jurisdictions where offers and sales of these securities are permitted. You should not assume that information contained in this prospectus or in any document incorporated by reference is accurate as of any date other than the date of the document that contains the information, regardless of when this prospectus is delivered or when any sale of our securities occurs.

FORWARD-LOOKING STATEMENTS

        This prospectus and the documents we incorporate by reference may contain a number of statements that involve predictions of our future performance, and are dependent on a number of factors affecting our performance. We use the words "anticipate," "should," "expect," "estimate," "project," "will," "are likely," "believe" and similar expressions to identify forward-looking statements. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and should be relied upon only as of the date of the document in which they are contained.

        Wherever possible, specific factors that may impact performance materially have been identified in connection with specific forward looking statements. Additional risks and uncertainties include, without limitation, those discussed under "Risk Factors" as well as:

  •
  the impact of competition, seasonality and general economic conditions in the contact lens and lens care, cataract, refractive and surgical and pharmaceutical markets where our businesses compete;

  •
  changes in global and localized economic and political conditions, effects of localized disease outbreaks such as the SARS epidemic, effects of war or terrorism, changing currency exchange rates;

  •
  changing trends in practitioner and consumer preferences and tastes;

  •
  changes in technology and medical developments relating to the use of our products;

  •
  legal proceedings initiated by or against us;

  •
  the impact of company performance on our financing costs;

  •
  changes in government regulation of our products and operations;

  •
  changes in private and regulatory schemes providing for the reimbursement of patient medical expenses;

  •
  changes in our credit ratings, or the cost of access to sources of liquidity;

  •
  the financial well-being and commercial success of our key customers;

  •
  the performance by third parties upon whom we rely for the provision of goods or services;

  •
  our ability to secure intellectual property protections, including patent rights, with respect to our key technologies;

  •
  difficulties or delays in the development, production, laboratory and clinical testing, regulatory approval or marketing of our products;

  •
  the continued successful implementation of our efforts to manage and reduce costs and expenses;

  •
  the effect of changes within our organization, including the selection and development of our management team; and

  •
  such other factors as are described in greater detail in our filings made from time to time with the SEC, both before and after the date of this prospectus.

SUMMARY

        This summary does not contain all of the information that is important to you. You should read this entire prospectus, including the information set forth in "Risk Factors," as well as all the information incorporated by reference in this prospectus, before making an investment decision.

Bausch & Lomb Incorporated

        We are a world leader in the development, manufacture and marketing of eye health products. Our core businesses include soft and rigid gas permeable contact lenses and lens care products and ophthalmic surgical and pharmaceutical products.

        The Bausch & Lomb brand connotes 150 years of experience in improving vision. We employ approximately 11,500 people worldwide and our products are available in more than 100 countries. Our customers include licensed eye care professionals, health products retailers, independent pharmacies, drug stores, food stores and mass merchandisers, ophthalmic surgeons, hospitals, ambulatory surgery centers and distributors. For commercial operations, we are organized into three geographic segments: the Americas; Europe, Middle East and Africa; and Asia. Our additional segments, which are managed on a global basis, are the Research, Development and Engineering organization and the Global Supply Chain organization.

Products

        Our products are divided into five product categories:

        Contact Lenses.    Our contact lens product portfolio includes traditional, planned replacement disposable, daily disposable, multifocal, continuous wear, and toric soft lenses and rigid gas permeable lenses. We are among the top three global providers by revenue of contact lens products. Our revenues from contact lenses in fiscal year 2002 constituted 29% of our total revenues. Our contact lens products are marketed by our own sales force and through distributors to licensed eye care professionals and health product retailers. We believe our contact lenses marketed under the Bausch & Lomb, Medalist, Boston, Optima FW, PureVision, and SofLens trademarks receive broad recognition from consumers and eye care professionals.

        Lens Care.    We are the global leader in market share for lens care products. Our lens care products include multipurpose solutions, enzyme cleaners and saline solutions. Our revenues from lens care products in fiscal year 2002 constituted 26% of our total revenues. Our lens care products are marketed by our sales force and through distributors to licensed eye care professionals, health product retailers, independent pharmacies, drug stores, food stores and mass merchandisers. We believe we have developed significant consumer and eye care professional recognition of our lens care products marketed under the Bausch & Lomb, ReNu, ReNu MultiPlus, Sensitive Eyes, and Boston trademarks.

        Pharmaceuticals.    We manufacture and sell generic and proprietary prescription pharmaceuticals and over-the-counter (OTC) medications with a strategic emphasis in the ophthalmic field, ocular vitamins and vision accessories. Our revenues from pharmaceutical products in fiscal year 2002 constituted 22% of our total revenues. These products are marketed by our sales force and distributed through wholesalers, independent pharmacies, drug stores, food stores, mass merchandisers and hospitals. We believe that we have developed broad consumer recognition for our pharmaceutical products marketed under the Bausch & Lomb, Dr. Mann Pharma, Chauvin, Laboratoire Chauvin, Opcon-A, Ocuvite, Ocuvite PreserVision, Lotemax and Alrex trademarks.

        Cataract and Vitreoretinal.    We manufacture and sell products and equipment for cataract and vitreoretinal procedures. Our revenues from these products and equipment in fiscal year 2002 constituted 16% of our total revenues. Our cataract and vitreoretinal surgery products and equipment are marketed by our sales force and through distributors to ophthalmic surgeons, hospitals and ambulatory surgery centers. We believe we have developed substantial professional recognition of our cataract and vitreoretinal surgery products and equipment marketed under the Bausch & Lomb, SofPort System, Millennium, Hydroview, AmVisc, and Storz and Akreos trademarks.

        Refractive Surgery.    Our refractive surgery products and equipment include lasers, microkeratomes, diagnostic equipment and other products and equipment used in refractive surgery. Our revenues from refractive surgery products and equipment in fiscal year 2002 constituted 7% of our total revenues. Our refractive surgery products and equipment are marketed by our sales force and through distributors to ophthalmic surgeons, hospitals and ambulatory surgery centers. We believe we have developed substantial professional recognition of our refractive surgery products and equipment marketed under the Hansatome, Orbscan, Technolas and Zyoptix trademarks.

Strategic Direction

        Our strategy is to target those portions of the eye health market with strong growth potential or good profit margins or both. We believe our fundamental strengths—sound strategy, excellent technology, global commercial capability and a strong brand—will permit us to take advantage of the opportunities in mature and developing markets.

        Contact Lenses.    Bausch & Lomb pioneered soft contact lens technology and currently has one of the broadest offerings of contact lenses in the world. The contact lens market is estimated to be $3.3 billion worldwide. Currently, it is growing in the mid-single digits, with certain segments growing more quickly than others. Our strategy is to focus our development efforts in the faster-growing sustainable market segments, while capitalizing on the breadth of our entire portfolio. SofLens66 Toric, our planned replacement lens for people with astigmatism, is now the leading toric lens worldwide. PureVision, our breakthrough lens for 30-day continuous wear, is building momentum and gaining share outside the United States. Adverse rulings in patent lawsuits have, however, halted the sale of this lens in the United States. See "Risk Factors" beginning on page    . Late in 2002 we launched SofLens Multi-Focal, a disposable lens for people with presbyopia, in the United States market, and are expanding distribution overseas. The product was preferred 2 to 1 over the leading bifocal contact lens by doctors and patients alike and has exceeded our expectations to date. Long-term, we believe our contact lens business can grow as a result of new products and accelerating success outside the United States. In 2002, we launched SofLens66Toric in Japan and expect to receive regulatory approval later in 2003 to launch our daily disposable lens in this important market. Also awaiting regulatory approval in Japan are a two-week disposable spherical (or non-specialty lens) lens and PureVision.

        Lens Care.    The lens care market is relatively mature but very profitable and cash generative. It is estimated to be $1.7 billion worldwide. Our strategy is to increase our share through technological enhancements and extensions to our product lines. Through enhanced regulatory approvals, our flagship brand, ReNu, regained its U.S. market leadership position in early 2002. Our Boston brand of products for the care of rigid gas permeable contact lenses holds a commanding share of its market in the United States, and is the market leader worldwide.

        Pharmaceuticals.    Our pharmaceutical product category includes both generic and branded prescription pharmaceuticals as well as over-the-counter medications, nutraceuticals and vision accessories. The ophthalmic pharmaceuticals market is estimated to be $6.5 billion worldwide. Our newest ocular vitamin product is Ocuvite PreserVision, a vitamin supplement sold over-the-counter, often on the recommendation of eye care professionals. The exact formulation of vitamins and minerals in Ocuvite PreserVision was shown in a 10-year study by the National Eye Institute to reduce the risk of blindness for patients with high risk of developing age-related macular degeneration. Our strategic focus for our pharmaceutical category is on proprietary ophthalmic products, and on drug delivery technologies, particularly for vitreoretinal diseases and nutraceuticals.

        Cataract and Vitreoretinal.    Cataract surgery is the most commonly performed surgical procedure in the United States today. The $2.6 billion global market for products and equipment used in cataract and vitreoretinal surgery is growing in the mid-single digits. Our cataract and vitreoretinal offerings include a broad line of intraocular lenses as well as the Millennium line of phacoemulsification equipment. Phacoemulsification is the procedure by which the patient's natural lens is extracted during cataract surgery. We also sell disposable surgical packs and instruments that are used during the procedure. Our goal in the cataract and vitreoretinal category is to improve our market share position. We plan to accomplish this through technological advances to our intraocular lens lines and through increased Millennium placements, which should in turn lead to increased annuity sales of disposables and surgical packs.

        Refractive.    We are a global technology leader for refractive surgery equipment used in the LASIK (Laser Insitu Keratomileusis) surgical procedure. The refractive surgery products and equipment market is estimated to be $520 million worldwide. Our Hansatome microkeratome, the precision cutting tool to create the corneal flap, is the most widely used microkeratome today. We also manufacture the disposable microkeratome blades that are replaced for each patient, and as such, we derive an annuity on our Hansatome placements. Growth for LASIK procedures occurred outside the United States in 2002 and our Technolas 217 laser is the most widely used laser in these markets due to its superb outcomes and low retreatment rates. In the United States, the Technolas 217 was the sixth major laser introduced to the market. We were not able to grow share in the United States in 2001 and 2002, partly due to the slowing economy, which discouraged patients from seeking the elective procedure and stalled capital equipment purchases by surgeons. We believe that as the U.S. economy improves and the most qualified surgeons perform increasing numbers of successful surgeries, the U.S. market for LASIK procedures will increase, driving growth in our sales. On October 10, 2003, we received U.S. Food and Drug Administration, or FDA, approval for our Zyoptix system, a product commercially available outside the United States since 2000. Zyoptix provides personalized refractive surgery, using advanced and proprietary diagnostic instruments and proprietary algorithms to create customized firing patterns for an upgraded version of our laser. It offers patients a chance for better outcomes as compared to non-customized LASIK. Once we are able to sell Zyoptix systems in the United States, we believe that the increased equipment placements will enhance sales of the disposable card that controls the personalized laser firing patterns.

Suppliers and Customers

        We purchase the materials and components for each of our product categories from a wide variety of suppliers. We believe that the loss of any one supplier would not adversely affect our business to a significant extent.

        Our five product categories have different customer bases, from local drug stores to hospital chains to independent practitioners and combined purchase organizations for managed care organizations. No material part of our business, taken as a whole, is dependent upon a single or a few customers.

Research and Development

        Research and development activities, and the products that do and may result from those activities, are an important part of our business. Our commitment to our research and development activities for continuing operations totaled $128 million in 2002, $122 million in 2001, and $122 million in 2000. Several of our significant new cataract, refractive and pharmaceutical products are currently undergoing testing required for FDA approval of the products for sale in the United States.

Patents and Licenses

        While in the aggregate our patents are of material importance to our businesses taken as a whole, no single patent or patent license or group of patent licenses relating to any particular product or process is material to any of our product categories. We actively pursue technology development and acquisition as a means to enhance our competitive position in our product categories.

        We are and our subsidiaries are currently involved in several patent proceedings relating to silicon hydrogel contact lens technology, including our PureVision contact lens product line. Five of these proceedings were commenced by CIBA Vision Corporation (CIBA) and related entities, in each case alleging that the PureVision lens product infringes intellectual property held by them. The first of these lawsuits was filed on March 8, 1999 in the U.S. District Court for the Northern District of Georgia, followed by other lawsuits commenced in the Federal Court of Melbourne, Australia (filed on February 29, 2000), the U.S. District Court for the District of Delaware (filed on May 3, 2001), the Administrative Court of Duesseldorf, Germany (filed on September 7, 2001) and the High Court in Dublin, Ireland (filed on March 11, 2003).

        We have filed two related proceedings against CIBA pertaining to CIBA's Night & Day product line. Specifically, on November 6, 2001, we filed a patent infringement lawsuit against CIBA in the U.S. District Court for the Western District of New York relative to a patent the company holds for hydrogel materials. We commenced an additional patent infringement lawsuit against CIBA on July 22, 2003 in the U.S. District Court for the Western District of New York relative to an additional patent we hold for hydrogel materials. We intend to pursue vigorously our claims against CIBA in both these actions.

Government Regulation

        Our products are subject to regulation by governmental authorities in the United States and other markets. These authorities, including the FDA, generally require extensive testing of new products prior to sale and have jurisdiction over the safety, efficacy and manufacturing of products, as well as product labeling and marketing. In most cases, significant amounts of time and money must be spent to bring a new product to market in compliance with these regulations. The regulation of pharmaceutical products and medical devices, both in the United States and in other markets, has historically been subject to change. Delays in the regulatory approval process may result in delays in coming to market with new products and extra costs to satisfy regulatory requirements.

        Our business was founded in 1853 and incorporated in the State of New York in 1908. Our principal executive offices are located at One Bausch & Lomb Place, Rochester, New York 14604. Our telephone number is (585) 338-6000.

The Offering

        The following is a brief summary of certain terms of the notes. For a more complete description of the terms of the notes, see "Description of the Notes." Capitalized terms used but not defined in this summary shall have the meanings given to such terms elsewhere in this prospectus.

Issuer	Bausch & Lomb Incorporated
Securities	$160,000,000 aggregate principal amount of Floating Rate Convertible Senior Notes due 2023. The notes were issued in denominations of $1,000 and integral multiples of $1,000 in fully registered form.
Issue Price	Each note was issued at a price of $1,000 per note.
Maturity	August 1, 2023, unless earlier converted, redeemed or purchased by us.
Ranking	The notes are our senior obligations and rank equally with all of our other senior unsecured indebtedness.
Cash Interest
The notes bear cash interest on the original principal amount from August 4, 2003, or from the most recent date to which interest has been paid or provided for, at an annual rate equal to six-month LIBOR plus 0.50%, reset semi-annually, which is initially 1.63875%; provided that such rate will never be less than 0% per year. Cash interest will be payable semi-annually in arrears on February 1 and August 1 of each year, each an interest payment date, beginning February 1, 2004, through August 1, 2010. The level of cash interest until February 1, 2004, will be 1.63875% per year. Cash interest will be calculated using the actual number of days in the interest period divided by 360. After August 1, 2010, we will not pay cash interest on the notes except as described under "Description of the Notes—Optional Conversion to Semi-Annual Coupon Notes upon Tax Event".
Accreted Principal Amount
Beginning August 1, 2010, the notes will cease bearing cash interest. Instead, from such date the original principal amount of each note will commence increasing daily by the annual rate of six-month LIBOR plus 0.50%, reset semi-annually, to produce the accreted principal amount. This yield will never be less than zero. The accreted principal amount of a note will compound semi-annually, not daily. On the maturity date of the notes, a holder will receive the fully accreted principal amount of a note on that date. The rate of accrual will be applied to the accreted principal amount per note as of the day preceding the most recent yield reset date. Yield reset dates will be February 1 and August 1 of each year, commencing on August 1, 2010. The yield will be calculated using the actual number of days elapsed between the yield reset dates divided by 360. The yield is in addition to contingent interest, if any, which is described below.

Contingent Interest
We will pay additional contingent cash interest to holders of the notes during any six-month period from February 1 to July 31, or August 1 to January 31, beginning with the six-month interest period commencing on August 1, 2010, if the average market price of a note for the five trading days ending on the third trading day immediately preceding the first day of the applicable six-month period equals 120%, or more, of the sum of the accreted principal amount and accrued cash interest, if any, for a note to the day immediately preceding the relevant six-month period.

The amount of contingent interest payable per note in respect of any six-month interest period will be equal to 0.30% of the average trading price of a note for the applicable five trading day reference period. The five trading day reference period means the five trading days ending on the second trading day immediately preceding the relevant six-month interest period. Any contingent interest will accrue and be payable February 1 and August 1. For United States federal income tax purposes, the notes will constitute contingent payment debt.
Optional Conversion to Semi-Annual Coupon Notes Upon Tax Event
From and after the date of the occurrence of a tax event, as defined herein, following August 1, 2010, we will have the option to elect, in lieu of having the accreted principal amount increase, to have interest accrue and be paid in cash at the rate per year of six- month LIBOR, reset semi-annually, plus 0.50% on a restated principal amount per note equal to the accreted principal amount on such note on the date on which we exercise such option.

Such interest shall be payable semi-annually on the interest payment dates of February 1 and August 1 of each year to holders of record at the close of business on the January 15 and July 15 immediately preceding the interest payment date. Interest will accrue from the most recent date to which interest, if applicable, has been paid or provided for or from the option exercise date, whichever is later. In the event that we exercise our option to pay cash interest in lieu of accreted principal amount, the redemption price, repurchase price and fundamental change payment on the notes will be adjusted. However, there will be no change in the holder's conversion rights. See "Description of Notes—Optional Conversion to Semi-Annual Coupon Notes upon Tax Event."

Conversion Rights
Holders may convert all or a portion of their notes prior to the stated maturity, in multiples of $1,000 original principal amount, into common stock only if at least one of the conditions described below is satisfied. The initial conversion rate is 16.2760 shares of common stock per $1,000 original principal amount of notes, subject to adjustments as described herein. This conversion rate equates to an initial conversion price of approximately $61.44 per share of common stock. When we refer to "common stock" throughout this prospectus, we include any rights attaching to our common stock under any stockholder rights plan then in effect. In lieu of delivering shares of our common stock upon conversion of all or any portion of the notes, we may elect to pay cash for the notes surrendered, as described under "Description of Notes—Conversion Rights."

The conversion rate may be adjusted for certain reasons, but will not be adjusted for increases in the accreted principal amount of the notes, accrued cash interest, contingent interest or interest payable upon the occurrence of a tax event. Upon conversion, a holder will not receive any cash payment for increases in the accreted principal amount of the notes, contingent interest or, subject to certain exceptions, accrued cash interest or interest payable upon the occurrence of a tax event. Instead, increases in the accreted principal amount, accrued cash interest, contingent interest or interest payable upon the occurrence of a tax event will be deemed paid in full by the shares of common stock (or at our option, cash in lieu thereof) received by the holder on conversion.

Holders may surrender notes for conversion into shares of our common stock at any time starting with the first day of any calendar quarter commencing after September 30, 2003, if the closing sale price (as defined herein) of our common stock for at least 20 trading days in a period of 30 consecutive trading days ending on the last trading day of the preceding calendar quarter is greater than 120% of the accreted conversion price per share of common stock on such last day of the preceding calendar quarter. If the foregoing condition is satisfied, then the notes will be convertible at any time at the option of the holder, through maturity. The accreted conversion price per share as of any day will equal the accreted principal amount of a note on that day, divided by the number of shares issuable upon conversion of such note on that day, subject to any adjustments to the conversion rate through that day.

Holders may also surrender notes for conversion into shares of our common stock at any time prior to August 1, 2020, during each of the five business day periods after any ten consecutive trading day period in which the trading price per $1,000 original principal amount of the notes for the ten trading day period was less than 97% of the product of the closing sale price of our common stock over the same ten trading day period and the number of shares then issuable upon conversion of $1,000 original principal amount of the notes. For any conversion of the notes pursuant to this clause that is on or after August 1, 2020, if the sale price of our common stock is greater than the applicable conversion price for the notes, then you will receive upon conversion of the notes cash or common stock, at our option, with a value equal to the principal amount of your notes plus accrued and unpaid interest, if any, as of the conversion date, in lieu of common stock based on the then applicable conversion rate for your notes.
Notes in integral multiples of $1,000 original principal amount called for redemption may be surrendered for conversion until the close of business on the business day prior to the redemption date.

In addition, if we distribute to all holders of our common stock certain rights or warrants entitling them to purchase, for a period expiring within 60 days of the date of distribution, common stock at less than the current market price of the common stock at the time of the announcement of the distribution, or if we make a distribution to all holders of our common stock with a per share value of more than 10% of the closing sale price of our common stock on the trading day immediately preceding the declaration of such distribution, or upon the occurrence of a designated event or if we are party to certain consolidations, mergers or binding share exchanges, notes may be surrendered for conversion, as provided in "Description of Notes—Conversion Rights." The ability to surrender notes for conversion will expire at the close of business on July 31, 2023.
Sinking Fund	None
Redemption at Our Option
Prior to August 1, 2010, the notes will not be redeemable. On and after August 1, 2010, we may redeem for cash all or part of the notes at any time for a price equal to 100% of the accreted principal amount of the notes to be redeemed plus any accrued and unpaid interest to but excluding the redemption date. For more information about redemption of the notes at our option, see "Description of the Notes—Redemption of Notes at Our Option."

Repurchase at the Option of the Holder
Holders have the right to require us to purchase for cash all or a portion of their notes on August 1, 2010, August 1, 2013 and August 1, 2018 (each, a "purchase date"). In each case, the purchase price payable will be equal to 100% of the accreted principal amount of the notes to be purchased plus any accrued and unpaid interest to, but excluding, the purchase date. For more information about the purchase of notes by us at the option of the holder, see "Description of the Notes—Repurchase at Option of the Holder."
Fundamental Change
If we undergo a Fundamental Change (as defined under "Description of the Notes—Repurchase at Option of Holders Upon a Fundamental Change") prior to August 1, 2023, you will have the right, at your option, to require us to purchase any or all of your notes for cash, or any portion of the principal amount thereof that is equal to $1,000 or an integral multiple of $1,000. The cash price we are required to pay is equal to 100% of the accreted principal amount of the notes to be purchased plus any accrued and unpaid interest to, but excluding, the fundamental change purchase date. For more information about the purchase of notes by us at the option of the holder following a fundamental change, see "Description of the Notes—Repurchase at Option of Holders Upon a Fundamental Change."
Use of Proceeds	We will not receive any of the proceeds from the resale by the selling security holders of the notes or the common stock issuable upon conversion of the notes. See "Use of Proceeds".
Registration Rights
We filed the shelf registration statement of which this Prospectus is a part pursuant to a Registration Rights Agreement dated August 4, 2003, with the initial Purchasers of the notes. We also agreed to use our reasonable best efforts to have the registration statement declared effective within 180 days after August 4, 2003 and to use our reasonable best efforts to keep the registration statement effective until the earliest of: (i) the latest of the second anniversary of (a) the Closing Date, (b) the last date on which any Securities are issued upon exercise of the Initial Purchasers' option, or (c) the last date on which any unregistered Stock is issued or issuable upon conversion of the Securities; (ii) the date on which the Securities and the unregistered Stock issuable upon their conversion may be sold by non-affiliates of the Company pursuant to paragraph (k) of Rule 144 (or any successor provision) promulgated by the SEC under the Act; (iii) the date as of which all the Securities and the unregistered Stock issuable upon their conversion have been sold under Rule 144 under the Act (or any similar provision then in force), and (iv) the date as of which all the Securities or the Stock issuable upon their conversion have been sold pursuant to the Shelf Registration Statement under the Securities Act.

Certain U.S. Federal Income Tax Considerations
The notes will be debt instruments subject to the U.S. federal income tax contingent payment debt regulations, and each holder and we agree in the indenture to treat the notes as such for U.S. federal income tax purposes. Pursuant to such treatment, the notes will be deemed to be issued with original issue discount for U.S. federal income tax purposes. Holders will accrue the original issue discount on a constant yield to maturity basis at a rate comparable to the rate at which we would borrow in a non-contingent, nonconvertible borrowing, even though you may receive significantly lower cash interest payments (whether fixed or contingent). We intend to compute and report, and pursuant to the terms of the indenture each holder agrees to compute, accruals of the original issue discount based upon a yield of 8.28%, compounded semiannually.

In accordance with your application of the contingent payment debt tax regulations, you will also recognize gain or loss on the sale, purchase by us at your option, exchange, conversion, or redemption of a note in an amount equal to the difference between the amount realized, including the fair market value of any common stock received, and your adjusted tax basis in the note. Any gain recognized by you generally will be ordinary interest income; any loss will be ordinary loss to the extent of the interest previously included in income and, thereafter, capital loss. See "Certain U.S. Federal Income Tax Considerations."
Form
The notes were issued in book-entry form and are represented by permanent global certificates deposited with, or on behalf of, The Depository Trust Company ("DTC") and registered in the name of a nominee of DTC. Beneficial interests in any of the notes will be shown on, and transfers will be effected only through, records maintained by DTC or its nominee and any such interest may not be exchanged for certificated securities, except in limited circumstances.
Trading
The notes issued in the initial private offering are eligible for trading in the Private Offerings, Resales and Trading through Automatic Linkages Market, commonly referred to as the PORTAL Market, of The National Association of Securities Dealers, Inc. However, the notes sold using this prospectus will no longer be eligible for trading in the PORTAL system and we cannot guarantee the liquidity or the development of any trading market for the notes. We do not intend to list the notes for trading on any automated interdealer quotation system or national securities exchange. Our common stock is listed on the New York Stock Exchange under the symbol "BOL"

RISK FACTORS

        An investment in the notes involves risk. You should carefully consider the risks described in our Current Report on Form 8-K dated June 14, 2002, some of which are summarized below, the other risks that are described below and the other information in our filings with the SEC, before making a decision to invest in the notes. As a result of the following risks, our business, financial condition and results of operations could suffer, in which case our ability to repay the notes in accordance with their terms could be diminished.

Risks Related To Our Business

  •
  We operate in a highly competitive environment, often competing against companies that have substantially more resources than we do. If we are unable to develop, manufacture and market products that compete effectively against our competitors' products, we could experience a material reduction in our sales.

  •
  If we fail to develop innovative products, fail to efficiently manufacture them, or fail to market our new products effectively, we could experience a material reduction in our sales.

  •
  If Medicare and other third-party payors, including managed care organizations, do not provide adequate reimbursement for our products and procedures using our products, physicians, hospitals and other health care providers may be reluctant to purchase our products, which could have a material adverse effect on our revenues and profits. Government and private sector initiatives to limit the growth of healthcare costs may result in regulation of pricing. Collective purchasing groups of health care providers also create pricing pressure on our products. All of these actions may reduce our revenue.

  •
  Our business is subject to many economic factors that are largely out of our control. For example, during periods of weak or uncertain economic conditions, sales of our products used in elective surgical procedures may decline as consumers may be less willing to incur these costs, thereby causing the overall number of procedures to decline. Similarly, during periods of localized disease outbreak such as the SARS epidemic, consumers may be less willing to enter healthcare facilities for elective procedures. If this reduction persists, sales of our equipment and disposable products used in these surgeries may decline and buyers of our equipment may be unable to make payments to us on our laser refractive surgical equipment, reducing our profitability.

  •
  If we fail to maintain close relationships with healthcare providers, including ophthalmologists, optometrists, opticians, hospitals, ambulatory surgical centers, corporate optometry chains and group purchasing organizations, purchases of our products may decline and our business, financial condition and results of operations could be materially and adversely affected.

  •
  A majority of our business is outside the United States and we face increased costs, market and currency fluctuations, changing regulatory requirements and other business risks, any of which may, individually or as a group, have a material adverse effect on our business and results of operations.

  •
  Our business and that of our competitors is dependent on proprietary technologies and the various legal protections afforded our intellectual property rights provide only limited protection against competitors gaining access to our proprietary technology and reducing our competitive position. Litigation, both to enforce our rights and to defend our use of technology against claims by others that we have infringed their rights, is costly and the results uncertain. Adverse determinations may require securing licenses, ceasing product sales, developing redesigned products or brands, or other remedies which could adversely effect our business and results of operations.

  •
  The research, development, testing, manufacturing and marketing of our products are subject to extensive governmental regulation in the United States and throughout our other markets. The approval process by the FDA and other regulatory agencies is lengthy and expensive and a product may never gain approval. When regulatory agencies delay product approvals or impose additional approval requirements or restrictions on products we market, we may incur substantial additional costs and experience delays or difficulties in marketing and selling these products.

  •
  As manufacturers and marketers of pharmaceuticals, medical devices and surgical equipment and instruments, we sell products which can pose health risks. If a manufacturing or performance problem arises, we may be required by regulatory authorities to recall or withdraw a product from the market or we may voluntarily elect to do so. We may face claims for personal injury or other product liability.

  •
  We use hazardous materials and must comply with environmental, health and safety laws and regulations, which can be expensive and restrict how we do business.

  •
  If we experience a prolonged disruption in the operation of our own or one of our third party manufacturer's manufacturing facilities, whether due to technical, labor or other difficulties, or if a facility were damaged or destroyed, the disruption could materially harm our business, financial condition and operating results.

  •
  If we fail to attract, hire and retain qualified personnel, we may not be able to design, develop, market or sell our products or successfully manage our business.

  •
  Certain of our product lines are, from time to time, subject to adverse effects of one or more of the foregoing risks more than the others, although each of our products lines experiences the effects of each of the risks from time to time. For example,

  •
  Both of our vision care product lines, contact lens and lens care, are distributed in highly competitive markets. To successfully compete, we need frequent new product introductions and competitive pricing, which require constant innovation and efficient production, marketing and distribution. Many products are based on developing new technology. Our success in developing products is based on extensive and expensive research and development efforts, which may not result in successful products. We, and our competitors, seek to preserve the advantages of technological developments from others through legal protection of the intellectual property rights. For example, we are currently involved in several pending patent proceedings relating to silicon hydrogel contact lens technology, including our PureVision contact lens product line. In total, five of these proceedings were commenced by CIBA Vision Corporation (CIBA) and related entities, in each case alleging that the PureVision lens product infringes intellectual property held by them. We were enjoined from the manufacture and sale of the PureVision product in the United States and the injunction was upheld on appeal. We were enjoined from sales of PureVision in Germany. However, we recently won a challenge to the validity of the patent in the European Patent Office. The European Patent Office determined that the patent is invalid, so it is not enforceable in Europe. As a result, we are again selling our PureVision product in Germany. We are contesting all of the pending proceedings, but the outcome is uncertain. We have also filed two related patent infringement lawsuits against CIBA pertaining to CIBA's Night & Day product line. The outcome of these proceedings is also uncertain.

  •
  Many of our pharmaceuticals products are highly regulated and require extensive testing and approvals prior to marketing. Products we develop may not satisfy regulatory requirements for safety and efficacy. In addition, the testing and approval process may substantially delay, and increase the cost of, product introduction.

  •
  Sales of our cataract and vitreoretinal products require us to successfully maintain relationships with health care providers such as ophthalmologists, hospitals, and ambulatory surgical centers both to satisfy their needs for functionality, reliability and price. Factors outside our control such as government and private sector initiatives to limit the growth of healthcare costs have resulted in reductions in reimbursement rates for products and procedures by third party payers. This includes set reimbursements in some markets for cataract surgery and intraocular lenses. The emphasis on competition among third party payers such as Medicare, Medicaid and private health care insurers by government and private employers may adversely effect sales of our products if health care providers cannot receive adequate compensation and may create additional price pressures which could adversely affect our profits.

  •
  Health care providers use our refractive surgical products primarily for elective procedures which are generally not paid for or reimbursed by third party payers. Elective surgery is particularly sensitive to economic conditions; patients may be reluctant to incur the cost of an elective procedure which will not be reimbursed in a time of economic uncertainty. In addition, health care providers are less likely to invest in new equipment when procedures are reduced or may be less able to obtain financing for such purchases.

Risks Related to the Notes and our Common Stock

We may not have the ability to raise the funds necessary to purchase the notes upon a Fundamental Change or other Purchase Date, as required by the indenture governing the notes.

        On August 1, 2010, August 1, 2013, and August 1, 2018, holders of the notes may require us to purchase their notes for cash. In addition, holders of the notes also may require us to purchase their notes upon a fundamental change as described under "Description of the Notes—Repurchase at Option of Holders Upon a Fundamental Change." A fundamental change also may constitute an event of default, and result in the acceleration of the maturity of our then existing indebtedness, under other agreements. We cannot assure you that we would have sufficient financial resources, or would be able to arrange financing, to pay the purchase price for the notes tendered by holders. Failure by us to purchase the notes when required will result in an event of default with respect to the notes.

The trading prices for the notes will be directly affected by the trading prices of our common stock.

        The trading prices of the notes in the secondary market will be directly affected by the trading prices of our common stock and the overall condition of the financial and credit markets. It is impossible to predict the price of our common stock. Trading prices of our common stock will be influenced by our operating results and prospects and by economic, financial and other factors. In addition, general market conditions, including the level of, and fluctuations in, the trading prices of stocks generally, and sales of substantial amounts of common stock by us in the market after the offering of the notes, or the perception that such sales could occur, could affect the price of our common stock. Fluctuations in interest rates may give rise to arbitrage opportunities based upon changes in the relative value of our common stock. Any trading by arbitrageurs could, in turn, affect the trading prices of the notes.

Changes in our credit ratings or the financial and credit markets could adversely affect the market price of the notes.

        The market price of the notes will be based on a number of factors, including:

  •
  our ratings with major credit rating agencies;

  •
  prevailing interest rates being paid by companies similar to us; and

  •
  the overall condition of the financial and credit markets.

        The condition of the financial and credit markets and prevailing interest rates have fluctuated in the past and are likely to fluctuate in the future. Fluctuations in these factors could have an adverse effect on the price of the notes.

        In addition, credit rating agencies continually revise their ratings for the companies that they follow, including us. The credit rating agencies also evaluate industries as a whole and may change their credit rating for us based on their overall view of our industry. We cannot be sure that credit rating agencies will maintain their ratings on the notes. A negative change in our credit ratings could have an adverse effect on the price of the notes.

If you hold notes, you will not be entitled to any rights with respect to our common stock, but you will be subject to all changes made with respect to our common stock.

        If you hold these notes, you will not be entitled to any rights with respect to our common stock (including, without limitation, voting rights and rights to receive any dividends or other distributions on our common stock), but you will be subject to all changes affecting the common stock. You will only be entitled to rights on the common stock if and when we deliver shares of common stock to you in exchange for your notes and in limited cases under the anti-dilution adjustments of the notes. For example, in the event that an amendment is proposed to our restated certificate of incorporation or bylaws requiring stockholder approval and the record date for determining the stockholders of record entitled to vote on the amendment occurs prior to delivery of the common stock, you will not be entitled to vote on the amendment, although you will nevertheless be subject to any changes in the powers, preferences or special rights of our common stock.

We may issue additional shares of common stock and thereby materially and adversely affect the price of our common stock.

        We are not restricted from issuing additional common stock during the life of the notes and have no obligation to consider your interests for any reason. If we issue additional shares of common stock, it may materially and adversely affect the price of our common stock and, in turn, the price of the notes.

There is no established trading market for the notes and no guarantee that a market will develop or that you will be able to sell your notes.

        There is no established public trading market for the notes. The notes originally issued in the private offering are eligible for trading on the PORTAL market. However, notes sold pursuant to this prospectus will no longer be eligible for trading on the PORTAL market. The notes will not be listed on any securities exchange or included in any automated quotation system. We cannot assure you that an active trading market for the notes will develop or, if such market develops, that you will be able to sell your notes.

        If a trading market does not develop or is not maintained, holders of the notes may experience difficulty in reselling, or an inability to sell, the notes. If a market for the notes develops, any such market may be discontinued at any time. If a public trading market develops for the notes, future trading prices of the notes will depend on many factors, including, among other things, the price of our common stock into which the notes are convertible, prevailing interest rates, our operating results and the market for similar securities. Depending on the price of our common stock into which the notes are convertible, prevailing interest rates, the market for similar securities and other factors, including our financial condition, the notes may trade at a discount from their principal amount.

You should consider the U.S. federal income tax consequences of owning the notes.

        The notes will be characterized as indebtedness for U.S. federal income tax purposes. Accordingly, you will be required to include in your income interest with respect to the notes.

        The notes will also be characterized as contingent payment debt instruments for U.S. federal income tax purposes, and will be subject to U.S. federal income tax regulations applicable to contingent payment debt instruments. Consequently, the notes will be treated as issued with original issue discount for U.S. federal income tax purposes, and you will be required to include such original issue discount in your income as it accrues. The amount of original issue discount required to be included by you in income for each year generally will be in excess of the stated semi-annual regular interest payments and contingent interest payments, if any, in the notes for non-tax purposes in that year.

        Additionally, you will recognize gain or loss on the sale, purchase by us at your option, exchange, conversion or redemption of a note in an amount equal to the difference between the amount realized, including the fair market value of any of our common stock received, and your adjusted basis in the note. Any gain recognized by you on the sale, purchase by us at your option, exchange, conversion or redemption of a note will be treated as ordinary interest income; any such loss will be ordinary to the extent of the interest previously included in income and, thereafter, as capital loss. A discussion of the U.S. federal income tax consequences of ownership of the notes is contained in the prospectus under the heading "Certain U.S. Federal Income Tax Considerations." Holders of the notes may face undesirable U.S. federal income tax consequences by owning the notes.

USE OF PROCEEDS

        We will not receive any proceeds from the sale by the selling security holders of the securities offered by this prospectus.

PRICE RANGE OF COMMON STOCK; DIVIDENDS

        Our common stock trades on the New York Stock Exchange, or NYSE, under the symbol "BOL." The following table sets forth on a per share basis the high and low intra-day prices on the NYSE, based upon published financial sources for our common stock and the dividends declared on each share of common stock for the periods indicated.

        For a more detailed discussion of our common stock, see "Description of Our Common Stock."

	Common Stock Price
	High	Low	Dividend
Fiscal Year 2001
First Quarter	$54.93	$35.50	$0.26
Second Quarter	49.63	35.70	0.26
Third Quarter	38.45	27.56	0.26
Fourth Quarter	37.90	27.20	0.26
Fiscal Year 2002
First Quarter	44.80	36.35	0.26
Second Quarter	42.56	32.70	0.13
Third Quarter	34.70	27.17	0.13
Fourth Quarter	38.29	27.80	0.13
Fiscal Year 2003
First Quarter	37.00	29.35	0.13
Second Quarter	40.74	32.11	0.13
Third Quarter	45.74	36.05	0.13
Fourth Quarter (through December 23, 2003)	52.66	43.70	0.13

        The reported last sale price of our common stock on December 23, 2003, on the NYSE was $50.62 per share. As of September 27, 2003, there were 51,923,112 shares of common stock outstanding.

        We customarily pay quarterly dividends on our common stock. On April 25, 2002, we announced that we were reducing our quarterly dividend per share from $0.26 to $0.13, beginning July 1, 2002.

RATIO OF EARNINGS TO FIXED CHARGES

	Six Months Ended (Unaudited)				Fiscal Years Ended
	Sept 27, 2003		Sept 28, 2002		Dec 28, 2002		Dec 29, 2001		Dec 30, 2000		Dec 25, 1999		Dec 26, 1998
Ratio of earnings to fixed charges(1)	3.9	x	3.2	x	3.5	x	2.4	x	3.3	x	3.1	x	2.2	x

(1)
For the purpose of this ratio: (i) earnings consist of income before fixed charges and income taxes for the company, and (ii) fixed charges consist of interest and debt expense on all indebtedness (without reduction for interest capitalized) and that portion of rental payments on operating leases estimated to represent an interest factor for the company. An example of how our ratio of earnings to fixed charges is computed is contained as Exhibit 12 to the registration statement of which this prospectus forms a part, filed with the Securities and Exchange Commission on December 29, 2003.

DESCRIPTION OF THE NOTES

        We issued $160,000,000 aggregate principal amount of notes in a private offering on August 4, 2003. The notes were issued under an indenture dated September 1, 1991, as amended by Supplemental Indenture No. 1 dated May 13, 1998, Supplemental Indenture No. 2 dated July 29, 1998, Supplemental Indenture No. 3 dated November 23, 2002, Supplemental Indenture No. 4, dated August 1, 2003, and covering the issuance of the Senior Notes, and Supplemental Indenture No. 5 covering these notes, dated August 4, 2003, (collectively, the "Indenture") between us and Citibank, N.A., as trustee. The notes and the owners issuable upon conversion of the notes are covered by a registration rights agreement, August 4, 2003, pursuant to which the registration statement of which this prospectus is a part covering the resale of the notes and the common stock issuable upon conversion of the notes is being filed. A copy of the indenture and the registration rights agreement referred to below is available from us. The following is a summary of certain provisions of the indenture and the registration rights agreement and does not purport to be complete. Reference should be made to all provisions of the indenture and the registration rights agreement, including the definitions of certain terms contained therein. Certain definitions of terms used in the following summary are set forth under "Certain Definitions" below. As used in this section, the terms "we," "us" and "our" refer to Bausch & Lomb Incorporated, but not any of our subsidiaries, unless the context requires otherwise. When we refer to "common stock," we mean Bausch & Lomb Incorporated Common Stock, par value $0.40.

General

        The notes will mature on August 1, 2023, unless earlier redeemed, repurchased or converted, and were limited to an aggregate original principal amount of $160,000,000. The notes were issued in denominations of $1,000 and integral multiples of $1,000 in fully registered form. The notes are exchangeable and transfers of the notes will be registrable without charge, but we may require payment of a sum sufficient to cover any tax or other governmental charge in connection with such exchanges or transfers.

Ranking

        The notes are our direct, unsecured and unsubordinated obligations. The notes rank equal in priority with all of our existing and future unsecured and unsubordinated indebtedness. As of June 28, 2003, we had approximately $835 million of unsecured and unsubordinated long-term indebtedness outstanding. Since the notes will not be guaranteed by our subsidiaries, the notes will be structurally subordinated to all liabilities of our subsidiaries. As of September 27, 2003, our subsidiaries had outstanding approximately $5.5 million of long-term indebtedness. The indenture contains no restrictions on the amount of additional indebtedness that we may issue under it.

Interest

        The notes will bear cash interest at an annual rate equal to six-month LIBOR plus 0.50%, reset semi-annually; provided that such rate will never be less than 0% per year. The interest rate in effect for the initial interest period is 1.63875%. The notes will bear cash interest on the original principal amount from August 4, 2003, or from the most recent date to which interest has been paid or provided for, until August 1, 2010. During such period, interest will be payable semi-annually in arrears on February 1 and August 1, commencing on February 1, 2004, to holders of record at the close of business on the January 15 and July 15 immediately preceding such interest payment date. Each payment of interest on the notes will include interest accrued through the day before the applicable interest payment date (or purchase, redemption or, in certain circumstances, conversion date, as the case may be). Any payment required to be made on any day that is not a business day will be made on the next succeeding business day.

        The interest rate for each interest period after the initial interest period will be reset semi-annually on each interest payment date, and the notes will bear interest at an annual rate (computed on the basis of the actual number of days elapsed over a 360-day year) equal to six-month LIBOR plus 0.50%; provided that such rate will never be less than 0% per year.

        The interest rate in effect for the notes on each day will be (a) if that day is an interest reset date, the interest rate determined as of the determination date (as defined below) immediately preceding such interest reset date or (b) if that day is not an interest reset date, the interest rate determined as of the determination date immediately preceding the most recent interest reset date. The determination date will be the second London Business Day immediately preceding the applicable interest reset date.

        LIBOR will be determined by the calculation agent as of the applicable determination date in accordance with the following provisions ("six-month LIBOR"):

  (a)
  the rate for six-month deposits in U.S. dollars commencing on the related interest reset date, that appears on the Moneyline Telerate Page 3750 as of 11:00 A.M., London time, on the interest determination date; or

  (b)
  if no rate appears on the particular interest determination date on the Moneyline Telerate Page 3750, the rate calculated by the trustee as the arithmetic mean of at least two offered quotations obtained by the trustee after requesting the principal London offices of each of four major reference banks in the London interbank market to provide the Trustee with its offered quotation for deposits in U.S. dollars for the period of six months, commencing on the related interest reset date, to prime banks in the London interbank market at approximately 11:00 A.M., London time, on that interest determination date and in a principal amount that is representative for a single transaction in U.S. dollars in that market at that time; or

  (c)
  if fewer than two offered quotations referred to in clause (b) are provided as requested, the rate calculated by the trustee as the arithmetic mean of the rates quoted at approximately 11:00 A.M., New York time, on the particular interest determination date by three major banks in The City of New York selected by the trustee for loans in U.S. dollars to leading European banks for a period of six months and in a principal amount that is representative for a single transaction in U.S. dollars in that market at that time; or

  (d)
  if the banks so selected by the trustee are not quoting as mentioned in clause (c), six-month LIBOR in effect on the preceding interest determination date.

        "Moneyline Telerate Page 3750" means the display on Moneyline Telerate (or any successor service) on such page (or any other page as may replace such page on such service) for the purpose of displaying the London interbank rates of major banks for U.S. dollars.

        In addition, we will pay contingent interest on the notes under the circumstances described below under—"Contingent Interest."

        If the maturity date of the notes falls on a day that is not a LIBOR Business Day, the related payment of principal and interest will be made on the next LIBOR Business Day as if it were made on the date such payment was due, and no interest will accrue on the amounts so payable for the period from and after such date to the next LIBOR Business Day. If any interest reset date or interest payment date (other than at the date of maturity) would otherwise be a day that is not a LIBOR Business Day, that interest reset date and interest payment date will be postponed to the next date that is a LIBOR Business Day, provided, however, that if such LIBOR Business Day is in the next calendar month, such interest reset date and interest payment date (other than at the date of maturity) shall be the immediately preceding LIBOR Business Day.

        "LIBOR Business Day" means any day, other than a Saturday, Sunday or a day on which banking institutions or trust companies in the City of New York are required or authorized to close and that is also a London Business Day.

        "London Business Day" means any day on which dealings in deposits in U.S. dollars are transacted in the London interbank market.

        The trustee will act as the calculation agent.

        Beginning August 1, 2010, the notes will cease bearing cash interest. Instead, from August 1, 2010, the original principal amount of each note will commence increasing daily at an annual rate equal to six-month LIBOR plus 0.50% (calculated as provided above), provided that such rate will never be less than 0%, to produce the accreted principal amount. The accreted principal amount will compound semi-annually, not daily. However, upon the occurrence of certain tax events, we will have the option of paying cash interest on the notes, instead of having their principal amount increase. Subject to this option, on the maturity date of the notes, a holder will receive the fully accreted principal amount of a note on such date. The rate of accrual will be applied to the accreted principal amount per note as of the day preceding the most recent yield reset date. Yield reset dates will be February 1 and August 1 of each year, commencing on August 1, 2010. The yield will be calculated using the actual number of days elapsed between the yield reset dates divided by 360. The yield is in addition to contingent interest, if any, which is described below.

        Because the notes will be debt instruments subject to the U.S. federal income tax contingent payment debt regulations, the notes will be considered issued with original issue discount for U.S. federal income tax purposes. Accordingly, U.S. holders (as defined herein) generally will be required to include such original issue discount in their gross income for U.S. federal income tax purposes on a constant yield to maturity basis at a rate comparable to the rate at which we would borrow in a non-contingent, nonconvertible borrowing, regardless of their regular method of tax accounting. See "Certain U.S. Federal Income Tax Considerations."

        Maturity, conversion, repurchase by us at the option of a holder, or redemption of a note at our option will cause the yield and cash interest, if any, to cease to accrue on such note. We may not reissue a note that has matured or been converted, repurchased by us at your option, redeemed or otherwise cancelled, except for registration of transfer, exchange or replacement of such note.

        Principal of, premium, if any, interest and liquidated damages, if any, on the notes will be payable at the office or agency maintained for such purpose or, at our option, payment of interest may be made by check mailed to the holders of the notes at their respective addresses set forth in the register of holders of notes. Until otherwise designated by us, the office or agency maintained for such purpose will be the principal corporate trust office of the trustee.

Optional Conversion to Semi-Annual Coupon Notes upon Tax Event

        From and after the date of the occurrence of a tax event (as defined below) following August 1, 2010, we will have the option to elect, in lieu of having the principal amount of the notes accrete, to have interest accrue and be paid in cash at an annual rate equal to six-month LIBOR (calculated as provided above) plus 0.50%, reset semi-annually, provided that such rate will never be less than 0% per year, on a restated principal amount per note equal to the accreted principal amount on such note on the date on which we exercise such option.

        Such interest shall be payable semi-annually on the interest payment dates of February 1 and August 1 of each year to holders of record at the close of business on the January 15 and July 15 immediately preceding the interest payment date. Interest will accrue from the most recent date to which interest, if applicable, has been paid or provided for or from the option exercise date, whichever is later. In the event that we exercise our option to pay interest in lieu of accreted principal amount, the redemption price, repurchase price and fundamental change payment will be adjusted. However, there will be no change in the holder's conversion rights.

        A "tax event" means that we shall have received an opinion from independent tax counsel experienced in such matters to the effect that, as a result of:

  •
  any amendment to, or change (including any announced prospective change) in, the laws (or any regulations thereunder) of the United States or any political subdivision or taxing authority thereof or therein; or

  •
  any amendment to, or change in, an interpretation or application of such laws or regulations by any legislative body, court, governmental agency or regulatory authority;

in each case which amendment or change is enacted, promulgated, issued or announced or which interpretation is issued or announced or which action is taken, on or after the date of this prospectus, there is more than an insubstantial risk that accruals of accreted principal amount payable on the notes either:

  •
  would not be deductible on a current accrual basis; or

  •
  would not be deductible under any other method;

in either case in whole or in part by us (by reason of deferral, disallowance, or otherwise) for U.S. federal income tax purposes.

        If any legislative proposal were ever enacted and made applicable to the notes in a manner that would limit our ability to either:

  •
  deduct the interest, including the accruals of accreted principal amount, payable on the notes on a current accrual basis; or

  •
  deduct the interest, including the accruals of accreted principal amount, payable on the notes under any other method for U.S. federal income tax purposes;

such enactment would result in a tax event and the terms of the notes would be subject to our option to pay cash interest on the notes in lieu of accreted principal amount as described above.

        The modification of the terms of notes by us upon a tax event as described above could possibly alter the amount and timing of income recognition by holders of the notes after the date on which we exercise our option to pay interest in lieu of accreted principal amount on the notes.

Contingent Interest

        We will make additional payments of interest, referred to in this prospectus as "contingent interest," in respect of any six-month period from February 1 to July 31 and from August 1 to January 31 commencing on or after August 1, 2010, if the trading price (as defined below) of the notes for the five trading days ending on the third trading day immediately preceding the first day of the applicable six-month period equals 120% or more of the sum of the accreted principal amount and accrued interest, if any, for a note to the day immediately preceding the first day of the applicable six-month interest period.

        The amount of contingent interest payable per note in respect of any six-month interest period will be equal to 0.30% of the average trading price of a note for the applicable five trading day reference period. The five trading day reference period means the five trading days ending on the second trading day immediately preceding the relevant six-month interest period.

        Contingent interest, if any, will accrue and be payable on each February 1 or August 1 immediately after the relevant six-month period for which it accrues to holders of record on the preceding January 15 or July 15, as the case may be.

        We will notify the holders of the notes upon a determination that they will be entitled to receive contingent interest in respect of any six-month interest period. In connection with providing such notice, we will issue a press release containing information regarding the contingent interest determination or publish the information on our website or through such other public medium as we may use at that time.

Conversion Rights

General

        Holders may convert all or a portion of their notes, in multiples of $1,000 original principal amount, into common stock only if at least one of the conditions described below is satisfied. A note for which a holder has delivered a repurchase notice, or a notice requiring us to redeem such note upon a fundamental change, may be surrendered for conversion only if such notice is withdrawn in accordance with the indenture.

        The initial conversion rate is 16.2760 shares of common stock per $1,000 original principal amount of note, subject to adjustment upon the occurrence of the events described below. This conversion rate equates to an initial conversion price of approximately $61.44 per share of common stock. A holder of a note otherwise entitled to a fractional share will receive cash in lieu of a fractional share equal to the applicable portion of the closing sale price (as defined below) of our common stock on the trading day immediately preceding the conversion date. Upon a conversion, we will have the option to deliver cash as described below. The ability to surrender notes for conversion will expire at the close of business on July 31, 2023. The trustee will be the initial conversion agent.

        To exercise its conversion right, a holder must:

  •
  complete and manually sign a conversion notice, a form of which is on the back of the note, and deliver the conversion notice to the conversion agent;

  •
  surrender the note to the conversion agent;

  •
  if required by the conversion agent, furnish appropriate endorsements and transfer documents; and

  •
  if required, pay all transfer or similar taxes.

        On conversion of a note, a holder will not receive any cash payment of interest representing increases in accreted principal amount of the notes, contingent interest, or, except as described below, accrued cash interest or interest payable upon the occurrence of a tax event. Delivery to the holder of the full number of shares of common stock (or, at our option, cash in lieu thereof) into which $1,000 original principal amount of the note is convertible, together with any cash payment of such holder's fractional shares, will be deemed:

  •
  to satisfy our obligation to pay the original principal amount of the note; and

  •
  to satisfy our obligation to pay increases in the accreted principal amount of the notes, contingent interest and, except as described below, accrued cash interest or interest payable upon the occurrence of a tax event, attributable to the period from the issue date through the conversion date.

        As a result, the increases in the accreted principal amount of a note, contingent interest and, except as described below, accrued cash interest and interest payable upon the occurrence of a tax event will be deemed to be paid in full rather than cancelled, extinguished or forfeited. Notwithstanding the foregoing, accrued cash interest, if any, will be payable upon any conversion of notes made concurrently with or after acceleration of the notes following an event of default described under "—Events of Default" below.

        Holders of notes at the close of business on a regular record date will receive payments of interest, including contingent interest, if any, payable on the corresponding interest payment date notwithstanding the conversion of such notes at any time after the close of business on such regular record date. Notes surrendered for conversion by a holder during the period from the close of business on any regular record date to the opening of business on the corresponding interest payment date must be accompanied by payment of an amount equal to the interest, including contingent interest, if any, that the holder is to receive on the notes; provided, however, that no such payment need be made if (1) Bausch & Lomb has specified a redemption date that is after a record date and on or prior to the corresponding interest payment date, (2) Bausch & Lomb has specified a purchase date following a fundamental change that is during such period, or (3) any overdue interest (including overdue contingent interest, if any) exists at the time of conversion with respect to such notes, to the extent of such overdue interest. The holders of the notes will continue to be entitled to receive additional amounts in accordance with the registration rights agreement.

        If we choose to satisfy our obligation (the "conversion obligation") in cash at any time other than upon notice of redemption or at maturity, we will notify the holders of notes through the trustee at any time on or before the date that is two business days following receipt of a holder's notice of conversion (the "cash settlement notice period"). If we timely elect to pay cash, such holder may retract the conversion notice at any time during the two business day period beginning on the day after the final day of the cash settlement notice period (the "conversion retraction period"); no such retraction can be made (and a conversion notice shall be irrevocable) if we do not elect to deliver cash in lieu of shares of common stock (other than cash in lieu of fractional shares). Unless the conversion notice has been retracted, settlement (in cash and/or shares) will occur on the business day following the final day of the 10 trading day period beginning on the day after the final day of the conversion retraction period (the "cash settlement averaging period"). Settlement amounts will be computed as follows:

  •
  if we elect to satisfy the conversion obligation in shares of our common stock, we will deliver to the holder a number of shares of our common stock equal to the product of (i) the original principal amount of the notes to be converted divided by 1,000, multiplied by (ii) the conversion rate;

  •
  if we elect to satisfy the conversion obligation in cash, we will deliver to the holder cash in an amount equal to the product of:

  •
  (i) the original principal amount of notes to be converted divided 1,000, multiplied by (ii) the conversion rate, and

  •
  the average closing sale price of shares of our common stock during the cash settlement averaging period on the New York Stock Exchange, Inc.

        For a discussion of the tax treatment of a holder receiving shares of our common stock or cash upon surrendering notes for conversion, see "Certain U.S. Federal Income Tax Considerations—U.S. Holders—Sale, Exchange, Conversion or Redemption."

Conditions for Conversion

        Conversion Based on Common Stock Price.    Holders may surrender notes for conversion at any time starting with the first day of any calendar quarter commencing after September 30, 2003 if the closing sale price of our common stock for at least 20 trading days in a period of 30 consecutive trading days ending on the last trading day of the calendar quarter prior to the calendar quarter in which the surrender occurs is greater than 120% of the accreted conversion price per share of common stock on the last day of the prior calendar quarter. If the foregoing condition is satisfied, then the notes will be convertible at any time thereafter at the option of the holder, through maturity. Upon a conversion, we will have the right to deliver common stock or cash, as described above.

        The accreted conversion price per share as of any day will equal the accreted principal amount of a note on that day, divided by the number of shares of common stock issuable upon conversion of such note on that day, subject to any adjustments to the conversion rate through that day.

        For example, the conversion price of a note at the initial issue date will be approximately $61.44 per share ($1,000 ÷ 16.2760); and the accreted conversion price of a note that has an accreted principal amount of $1,100 will be approximately $67.58 per share ($1,100 ÷ 16.2760).

        Until August 1, 2010, the accreted principal amount of a note will be equal to the original principal amount of $1,000. During this period the conversion trigger price per share of our common stock will be $73.73. This conversion trigger price reflects the accreted conversion price per share of common stock multiplied by 120% and assumes that no events have occurred that would require an adjustment to the conversion rate.

        Beginning August 1, 2010, the accreted principal amount of a note will be equal to the original principal amount of $1,000 per note increased daily by the annual rate of six-month LIBOR plus 0.50%, reset semi-annually. Because the accreted conversion price of a note at any time is dependent upon the accreted principal amount of a note at that time, the conversion trigger price per share of our common stock, which is based on the accreted conversion price, for periods ending after August 1, 2010, cannot be determined at this time. The following table indicates what the conversion trigger prices would be at August 1 of each year beginning 2010, assuming LIBOR (including the applicable 0.50% spread) was a constant 2.00%, 5.00% and 8.00% from August 1, 2010. This table represents an example of only three possibilities and you should realize that because LIBOR and therefore the yield of the notes will fluctuate, the accreted conversion price, and therefore the conversion trigger price, will differ, and may differ significantly, from the amounts shown below.

Hypothetical Accreted Conversion Prices and Conversion Trigger Prices

	Assuming 2.00% LIBOR		Assuming 5.00% LIBOR		Assuming 8.00% LIBOR
August 1	Accreted Conversion Price	Conversion Trigger Price	Accreted Conversion Price	Conversion Trigger Price	Accreted Conversion Price	Conversion Trigger Price
2010	$61.44	$73.73	$61.44	$73.73	$61.44	$73.73
2011	$63.01	$75.61	$64.91	$77.90	$66.85	$80.22
2012	$64.62	$77.54	$68.59	$82.31	$72.75	$87.30
2013	$66.27	$79.52	$72.47	$86.97	$79.16	$94.99
2014	$67.96	$81.55	$76.57	$91.88	$86.12	$103.35
2015	$69.69	$83.63	$80.90	$97.08	$93.71	$112.45
2016	$71.47	$85.77	$85.49	$102.58	$101.98	$122.37
2017	$73.30	$87.96	$90.32	$108.38	$110.96	$133.15
2018	$75.17	$90.20	$95.43	$114.51	$120.73	$144.87
2019	$77.08	$92.50	$100.82	$120.99	$131.35	$157.62
2020	$79.06	$94.87	$106.54	$127.85	$142.95	$171.54
2021	$81.07	$97.29	$112.56	$135.08	$155.54	$186.64
2022	$83.14	$99.77	$118.93	$142.71	$169.23	$203.07
2023	$85.26	$102.31	$125.65	$150.78	$184.13	$220.95

        Conversion Based on Trading Price of Notes.    Holders may also surrender notes for conversion prior to August 1, 2010 during the five business day period after any ten consecutive trading day period in which the average trading price per $1,000 original principal amount of the notes was less than 97% of the product of (i) the average of the closing sale prices of our common stock over the same ten trading day period, and (ii) the number of shares then issuable upon conversion of $1,000 original principal amount of the notes. Upon a conversion, we will have the right to deliver common stock or cash, as described above. If, on the date of any conversion of the notes pursuant to this clause that is on or after August 1, 2020, the sale price of our common stock is greater than the applicable conversion price for the notes, then you will receive upon conversion of the notes, in lieu of common stock based on the then applicable conversion for your notes, cash or common stock, at our option, with a value equal to the principal amount of your notes plus accrued and unpaid interest, if any, as of the conversion date, which we refer to as a "principal value conversion." If you surrender your notes for a principal value conversion, we will notify you by the second trading day following the date of conversion whether we will pay you the principal amount plus accrued and unpaid interest, if any, in cash or common stock. Any common stock delivered upon a principal value conversion will be valued at the greater of the then applicable conversion price on the conversion date and the sale price on the third trading day after the conversion date. We will pay you any the principal amount plus accrued interest, if any, to be paid in cash on the third trading day after the conversion date. With respect to of the principal amount plus accrued interest, if any, to be paid in common stock, we will deliver the common stock to you on the fifth trading day following the conversion date.

        For financial accounting purposes, the ability to convert upon satisfaction of note trading price conditions will constitute an embedded derivative, the initial value of which is not material to our consolidated financial position. Any material change in its value will be reflected in our future income statements, in accordance with Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities." We do not believe that such future changes in value will have a significant effect on our future reported results of operations.

        In connection with any conversion upon satisfaction of the above note trading pricing condition, the trustee has no obligation to determine the trading price of the notes unless we have requested such determination; and we have no obligation to make such request unless a holder of the notes provides us with reasonable evidence that the average of the trading price per $1,000 original principal amount of notes for the ten trading day period would be less than 97% of the product of the average closing sale prices of our common stock over the same ten trading day period and the number of shares of common stock then issuable upon conversion of $1,000 original principal amount of the notes. At such time, we shall instruct the trustee to determine the trading price of the notes beginning on the next trading day and on each successive trading day until the average of the trading prices per $1,000 original principal amount of the notes for a ten trading day period is greater than 97% of the product of the average closing sale prices of our common stock over the same ten trading day period and the number of shares then issuable upon conversion of $1,000 original principal amount of the note.

        Conversion Based on Redemption.    A holder may surrender for conversion a note called for redemption at any time prior to the close of business on the business day immediately preceding the redemption date, even if it is not otherwise convertible at such time. A note for which a holder has delivered a repurchase notice or a notice requiring us to redeem such note upon a fundamental change, as described below, may be surrendered for conversion only if such notice is withdrawn in accordance with the indenture.

        Conversion Upon Occurrence of Certain Corporate Transactions.    If we are party to a consolidation, merger or binding share exchange or a transfer of all or substantially all of our assets pursuant to which our common stock will be converted into cash, securities or other property, or the right to receive cash, securities or other property, a note may be surrendered for conversion at any time from and after the date which is 15 days prior to the anticipated effective date of the transaction until

15 days after the actual effective date of such transaction, and at the effective date, the right to convert a note into common stock will be changed into a right to convert it into the kind and amount of securities, cash or other assets of Bausch & Lomb or another person which the holder would have received if the holder had converted the holder's notes into shares of our common stock immediately prior to the transaction. If such transaction also constitutes a fundamental change, the holder will be able to require us to purchase all or a portion of such holder's notes as described under "—Redemption at Option of Holders Upon a Fundamental Change."

        In addition, if:

  •
  we distribute to all holders of our common stock certain rights or warrants entitling them to purchase, for a period expiring within 60 days of the date of distribution, common stock at less than the current market price of the common stock at the time of the announcement of the distribution,

  •
  if we make a distribution to our stockholders of cash, securities or other property with a per share value of more than 10% of the closing sale price of our common stock on the trading day immediately preceding the declaration of such distribution, or

  •
  a fundamental change occurs other than pursuant to a transaction described in the preceding paragraph,

the notes may be surrendered for conversion. We must notify the holders of notes at least 20 days prior to the ex-dividend date for the distribution described in the first two bullets above or within 20 days after the occurrence of the fundamental change, as the case may be. Once we have given that notice, holders may surrender their notes for conversion at any time until the earlier of the close of business on the business day immediately prior to the ex-dividend date or our announcement that such distribution will not take place, in the case of a distribution, or within 30 days of the fundamental change notice, in the case of a fundamental change. In the case of a distribution described in the first two bullets above, no adjustment to the ability of a holder to convert will be made if the holder will otherwise participate in the distribution without conversion.

Conversion Rate Adjustments

        The conversion rate is subject to adjustment (under formulae set forth in the indenture) in certain events, including:

            (i)  the issuance of common stock as a dividend or distribution on common stock;

           (ii)  certain subdivisions and combinations of the common stock;

          (iii)  the issuance to all or substantially all holders of common stock of certain rights or warrants entitling them to purchase, for a period expiring within 60 days of the date of distribution, common stock at a price per share less than the current market price of the common stock at the time of the announcement of the distribution;

          (iv)  the distribution to all holders of our common stock of shares of our capital stock, evidences of indebtedness or assets, including cash and securities but excluding rights, warrants and common stock dividends or distributions specified above; provided, that if we distribute capital stock of, or similar equity interests in, a subsidiary of ours, the conversion rate will be adjusted based on the market value of the securities so distributed relative to the market value of our common stock, in each case based on the average closing sales prices of those securities for the 10 trading days commencing on and including the fifth trading day after the date on which "ex-dividend trading" commences for such distribution on the New York Stock Exchange, Inc. or such other national or regional exchange or market on which the securities are then listed or quoted;

           (v)  distributions made during any of our quarterly fiscal periods consisting exclusively of cash to all holders of outstanding shares of common stock in an aggregate amount that, together with (A) other all-cash distributions made during such quarterly fiscal period, and (B) any cash and the fair market value of any securities or other property, as of the expiration of the tender or exchange offer (other than consideration payable in respect of any odd-lot-tender offer) by us or any of our subsidiaries for shares of common stock concluded during such quarterly fiscal period, exceeded the product of $0.13 (appropriately adjusted from time to time for any stock dividends on or subdivisions or combinations of our common stock) multiplied by the number of shares of common stock outstanding on the record date for such distribution; or

          (vi)  a payment by us or one of our subsidiaries in respect of a tender offer or exchange offer for our common stock to the extent that the cash and value of any other consideration included in the payment per share of common stock exceeds the current market price per share of common stock on the trading day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer.

        If we have a rights plan in effect upon conversion of the notes into common stock, you will receive, in addition to the common stock, the rights under the rights plan unless the rights have separated from the common stock at the time of conversion, in which case the conversion rate will be adjusted as if we distributed to all holders of our common stock, other shares of our capital stock, evidences of indebtedness or assets under the rights plan, subject to readjustment in the event of the expiration, termination or redemption of such rights.

        However, no adjustment to the conversion rate need be made if holders of the notes may participate in the transaction without conversion or in certain other cases.

        In the event that we elect to make a distribution to all holders of shares of our common stock pursuant to clause (iii) or clause (iv) of the first paragraph under this section "—Conversion Rate Adjustment", which, in the case of clause (iv), has a per share value equal to more than 10% of the closing sale price of our shares of common stock on the day preceding the declaration date for such distribution, we will be required to give notice to the holders of notes at least 20 days prior to the date for such distribution and, upon the giving of such notice, the notes may be surrendered for conversion at any time until the earlier of the close of business on the business day immediately prior to the date of distribution or until we announce that such distribution will not take place.

        The indenture permits us to increase the conversion rate from time to time.

        Holders of the notes may, in certain circumstances, be deemed to have received a distribution subject to U.S. federal income tax as a dividend upon:

  •
  a taxable distribution to holders of common stock which results in an adjustment of the conversion rate;

  •
  an increase in the conversion rate at our discretion; or

  •
  failure to adjust the conversion rate in some instances.

        See "Certain U.S. Federal Income Tax Considerations—U.S. Holders—Constructive Dividends."

        If we are a party to a consolidation, merger or binding share exchange or a transfer of all or substantially all of our assets, the right to convert a note into common stock may be changed into a right to convert it into the kind and amount of securities, cash or other assets of another person which the holder would have received if the holder had converted the holder's note immediately prior to the transaction.

        The conversion agent will, on our behalf, determine if the notes are convertible and notify the trustee and us accordingly. If one or more of the conditions to the conversion of the notes has been satisfied, we will promptly notify the holders of the notes thereof and use our reasonable best efforts to post this information on our website or otherwise publicly disclose this information.

Redemption of Notes at Our Option

        No sinking fund is provided for the notes. Prior to August 1, 2010, we cannot redeem the notes at our option. Beginning on August 1, 2010, we may redeem the notes for cash, as a whole at any time or from time to time in part at 100% of the accreted principal amount of the notes, plus any accrued and unpaid interest to the redemption date. We will give not fewer than 30 days' or more than 60 days' notice of redemption by first class mail to holders of notes.

        If we convert the notes to semi-annual coupon notes following the occurrence of a tax event, the notes will be redeemable at the restated principal amount plus accrued and unpaid interest and any liquidated damages, if any, from the date of the conversion.

        If less than all of the outstanding notes are to be redeemed, the trustee will select the notes to be redeemed in original principal amounts of $1,000 or integral multiples of $1,000 original principal amount. In this case, the trustee may select the notes by lot, pro rata or by any other method the trustee considers fair and appropriate. If a portion of a holder's notes is selected for partial redemption and the holder converts a portion of the notes, the converted portion will be deemed to be the portion selected for redemption.

        Beginning August 1, 2010, the accreted principal amount of a note will be equal to the original principal amount of $1,000 per note increased daily by an annual rate of six-month LIBOR plus 0.50%. Because the redemption price of a note at any time is dependent upon the accreted principal amount of a note at that time, the redemption price cannot be determined at this time. The following table indicates what the redemption prices would be on each date below if LIBOR (including the applicable 0.50% spread) was a constant 2.00%, 5.00% and 8.00% from August 1, 2010. This table represents an example of only three possibilities and you should realize that because LIBOR and therefore the yield on the notes will fluctuate, any increases in accreted principal amount and redemption prices will differ, and may differ significantly, from the results below. The redemption price of a note redeemed between the dates below would include an additional amount reflecting the additional yield accrued since the next preceding date in the table.

Hypothetical Redemption Prices

	Assuming 2.00% LIBOR			Assuming 5.00% LIBOR			Assuming 8.00% LIBOR
August 1 Redemption Dates	(1) Original Principal Amount	(2) Accretion	(3) Redemption Price (1)+(2)	(1) Original Principal Amount	(2) Accretion	(3) Redemption Price (1)+(2)	(1) Original Principal Amount	(2) Accretion	(3) Redemption Price (1)+(2)
2010*	1,000.00	$0.00	$1,000.00	1,000.00	$0.00	$1,000.00	1,000.00	$0.00	$1,000.00
2011	1,000.00	$25.51	$1,025.51	1,000.00	$56.54	$1,056.54	1,000.00	$88.04	$1,088.04
2012	1,000.00	$51.74	$1,051.74	1,000.00	$116.45	$1,116.45	1,000.00	$184.09	$1,184.09
2013*	1,000.00	$78.57	$1,078.57	1,000.00	$179.57	$1,179.57	1,000.00	$288.34	$1,288.34
2014	1,000.00	$106.08	$1,106.08	1,000.00	$246.26	$1,246.26	1,000.00	$401.76	$1,401.76
2015	1,000.00	$134.29	$1,134.29	1,000.00	$316.73	$1,316.73	1,000.00	$525.17	$1,525.17
2016	1,000.00	$163.30	$1,163.30	1,000.00	$391.39	$1,391.39	1,000.00	$659.81	$1,659.81
2017	1,000.00	$192.98	$1,192.98	1,000.00	$470.06	$1,470.06	1,000.00	$805.94	$1,805.94
2018*	1,000.00	$223.41	$1,223.41	1,000.00	$553.18	$1,553.18	1,000.00	$964.93	$1,964.93
2019	1,000.00	$254.61	$1,254.61	1,000.00	$640.99	$1,640.99	1,000.00	$1,137.91	$2,137.91
2020	1,000.00	$286.71	$1,286.71	1,000.00	$734.04	$1,734.04	1,000.00	$1,326.66	$2,326.66
2021	1,000.00	$319.53	$1,319.53	1,000.00	$832.08	$1,832.08	1,000.00	$1,531.49	$2,531.49
2022	1,000.00	$353.18	$1,353.18	1,000.00	$935.67	$1,935.67	1,000.00	$1,754.36	$2,754.36
2023*	1,000.00	$387.70	$1,387.70	1,000.00	$1,045.11	$2,045.11	1,000.00	$1,996.84	$2,996.84

*
Dates on which holders may require us to purchase outstanding notes at a price equal to the redemption price.

Repurchase at Option of the Holder

        Holders have the right to require us to repurchase the notes on August 1 of 2010, 2013, and 2018. We will be required to repurchase any outstanding note for which a holder delivers a written repurchase notice to the paying agent. This notice must be delivered during the period beginning at any time from the opening of business on the date that is 20 business days prior to the repurchase date until the close of business on the third business day prior to the repurchase date. If a repurchase notice is given and withdrawn during that period, we will not be obligated to repurchase the notes listed in the notice. Our repurchase obligation will be subject to certain additional conditions.

        The repurchase price payable for a note will be equal to 100% of the accreted principal amount plus accrued and unpaid interest and liquidated damages, if any.

        Holders' right to require us to repurchase notes is exercisable by delivering a written repurchase notice to the paying agent during the period beginning at any time from the opening of business on the date that is 20 business days prior to the repurchase date until the close of business on the third business day prior to the repurchase date. The paying agent initially will be the trustee.

        The repurchase notice must state:

          (1)   if certificated notes have been issued, the certificate numbers of such notes (or, if a holder's notes are not certificated, such holder's repurchase notice must comply with appropriate DTC procedures);

          (2)   the portion of the original principal amount of notes to be repurchased, which must be in $1,000 multiples; and

          (3)   that the notes are to be repurchased by us pursuant to the applicable provisions of the notes and the indenture.

        Holders may withdraw any written repurchase notice by delivering a written notice of withdrawal to the paying agent prior to the close of business on the repurchase date. The withdrawal notice must state:

  •
  the original principal amount of the withdrawn notes;

  •
  if certificated notes have been issued, the certificate numbers of the withdrawn notes (or, if a holder's notes are not certificated, such holder's withdrawal notice must comply with appropriate DTC procedures); and

  •
  the original principal amount, if any, which remains subject to the repurchase notice.

        We must give notice of an upcoming repurchase date to all note holders not fewer than 20 business days prior to the repurchase date at their address shown in the register of the registrar. We will also give notice to beneficial owners as required by applicable law. This notice will describe, among other things, the procedures that holders must follow to require us to repurchase their notes.

        Payment of the repurchase price for a note for which a repurchase notice has been delivered and not withdrawn is conditioned upon book-entry transfer or delivery of the note, together with necessary endorsements, to the paying agent at its office in the Borough of Manhattan, The City of New York, or any other office of the paying agent, at any time after delivery of the repurchase notice. Payment of the repurchase price for the note will be made promptly following the later of the repurchase date and the time of book-entry transfer or delivery of the note. If the paying agent holds money sufficient to pay the repurchase price of the note on the business day following the repurchase date, then, on and after the date:

  •
  the note will cease to be outstanding;

  •
  interest will cease to accrue; and

  •
  all other rights of the holder will terminate.

        This will be the case whether or not book-entry transfer of the note has been made or the note has been delivered to the paying agent, and all other rights of the note holder will terminate, other than the right to receive the repurchase price upon delivery of the note.

        Our ability to repurchase notes with cash may be limited by the terms of our then-existing borrowing agreements. Even though we become obligated to repurchase any outstanding note on a repurchase date, we may not have sufficient funds to pay the repurchase price on that repurchase date. See "Risk Factors—We may not have the ability to raise the funds necessary to purchase the notes upon a Fundamental Change or other Purchase Date, as required by the indenture governing the notes."

Repurchase at Option of Holders Upon a Fundamental Change

        Upon the occurrence of a fundamental change, each holder of notes will have the right to require us to repurchase all or any part (equal to $1,000 or an integral multiple of $1,000) of such holder's notes pursuant to the offer described below (which we refer to as the "fundamental change offer") at an offer price in cash equal to 100% of the accreted principal amount plus accrued and unpaid interest and liquidated damages, if any (which we refer to as the "fundamental change payment"). Within 20 days following any fundamental change, we will mail a notice to each holder describing the transactions that constitute the fundamental change and offering to repurchase notes pursuant to the procedures required by the indenture and described in such notice.

        We will comply with the requirements of Rule 14e-1 under the Securities Exchange Act of 1934, as amended (the "Exchange Act") and any other securities laws and regulations to the extent such laws and regulations are applicable in connection with the repurchase of the notes as a result of a fundamental change. Rule 13e-4 under the Exchange Act requires, among other things, the dissemination of certain information to security holders in the event of an issuer tender offer and may apply in the event that the repurchase option becomes available to holders of the notes. We will comply with this rule to the extent applicable at that time.

        On the date specified for termination of the fundamental change offer, we will, to the extent lawful,

  •
  accept for payment all notes or portions thereof properly tendered pursuant to the fundamental change offer,

  •
  deposit with the paying agent an amount equal to the fundamental change payment in respect of all notes or portions thereof so tendered, and

  •
  deliver or cause to be delivered to the trustee the notes so accepted together with an officers' certificate stating the aggregate accreted principal amount of notes or portions thereof being purchased by us.

        On the date specified for payment of the fundamental change payment (which we refer to as the "fundamental change payment date"), the paying agent will promptly send to each holder of notes so accepted the fundamental change payment for such notes, and the trustee will promptly authenticate and send (or cause to be transferred by book entry) to each holder a new note equal in accreted principal amount to any unpurchased portion of the notes surrendered, if any; provided that each such new note will be in an original principal amount of $1,000 or an integral multiple thereof.

        The foregoing provisions would not necessarily afford holders of the notes protection in the event of highly leveraged or other transactions involving us that may adversely affect holders.

        The right to require us to repurchase notes as a result of a fundamental change could have the effect of delaying, deferring or preventing a change of control or other attempts to acquire control of us unless arrangements have been made to enable us to repurchase all the notes at the fundamental change payment date. Consequently, this right may render more difficult or discourage a merger, consolidation or tender offer (even if such transaction is supported by our board of directors or is favorable to the shareholders), the assumption of control by a holder of a large block of our shares and the removal of incumbent management.

        Except as described above with respect to a fundamental change, the indenture does not contain provisions that permit the holders of the notes to require us to repurchase or redeem the notes in the event of a takeover, recapitalization or similar restructuring. Subject to the limitation on mergers and consolidations described below, we, our management or our subsidiaries could in the future enter into certain transactions, including refinancings, certain recapitalizations, acquisitions, the sale of all or substantially all of our assets, liquidation or similar transactions, that would not constitute a fundamental change under the indenture, but that would increase the amount of our senior debt or other indebtedness outstanding at such time or substantially reduce or eliminate our assets.

        The terms of our existing or future credit or other agreements relating to indebtedness, including senior debt, may prohibit us from purchasing any notes and may also provide that a fundamental change, as well as certain other change of control events related to us, would constitute an event of default under such agreements. If a fundamental change occurs at a time when we are prohibited from purchasing notes, we could seek the consent of our then-existing lenders to the purchase of notes or could attempt to refinance the borrowings that contain such prohibition. If we do not obtain such a consent or repay such borrowings, we would remain prohibited from purchasing notes. In such case, our failure to purchase tendered notes would constitute an event of default under the indenture, which may, in turn, constitute a further default under the terms of other indebtedness that we have entered into or may enter into from time to time.

        A "fundamental change" will be deemed to have occurred upon a change of control (as defined below) or a termination of trading (as defined below).

        A "change of control" will be deemed to have occurred when:

  •
  any "person" or "group" (as such terms are used in Section 13(d) and 14(d) of the Exchange Act) is or becomes the "beneficial owner" (as defined in Rule 13d-3 and 13d-5 under the Exchange Act) of shares representing more than 50% of the combined voting power of our then outstanding voting stock;

  •
  we consolidate with or merge into any other corporation, any other corporation merges into us, or we effect a share exchange, and, in the case of any such transaction, our outstanding common stock is reclassified into or exchanged for any other property or security, unless our shareholders immediately before such transaction own, directly or indirectly immediately following such transaction, at least a majority of the combined voting power of the then outstanding voting stock of the corporation resulting from such transaction in substantially the same respective proportions as their ownership of our voting stock immediately before such transaction;

  •
  we, or we and our subsidiaries taken as a whole, sell, assign, convey, transfer or lease all or substantially all of our assets, or our assets and those of our subsidiaries taken as a whole, as applicable (other than to one or more of our wholly-owned subsidiaries); or

  •
  any time our continuing directors do not constitute a majority of our board of directors (or, if applicable, a successor corporation to us).

        However, a change of control under the first three bullet points above will not be deemed to have occurred if:

  •
  the closing sale price per share of common stock for any five trading days within the period of ten consecutive trading days ending immediately after the later of the change of control or the public announcement of the change of control (in the case of a change of control under the second and third bullet above) shall equal or exceed 110% of the accreted conversion price of the notes in effect on the date of the change of control or the public announcement of change of control, as applicable, or

  •
  at least 90% of the consideration (excluding cash payments for fractional shares) in the transaction or transactions constituting the change of control consists of shares of common stock that are, or upon issuance will be, traded on the New York Stock Exchange or quoted on The Nasdaq National Market.

        The definition of change of control includes a phrase relating to the sale, assignment, lease, transfer or conveyance of "all or substantially all" of our assets or our assets and those of our subsidiaries taken as a whole. Although there is a developing body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of notes to require us to repurchase such notes as a result of a lease, transfer or conveyance of less than all of our assets and/or those of our subsidiaries to another person or group may be uncertain.

        "Continuing directors" means, as of any date of determination, any member of our board of directors who (i) was a member of our board of directors on the date of the indenture or (ii) was nominated for election or elected to our board of directors with the approval of a majority of the continuing directors who were members of our board of directors at the time of such nomination or election.

        A "termination of trading" will be deemed to have occurred if our common stock (or other common stock into which the notes are then convertible) is neither listed for trading on the New York Stock Exchange nor approved for trading on The Nasdaq National Market.

Certain Definitions

        "Closing sale price" of our common stock on any trading day means the last reported per share sale price (or if the last sale price is not reported, the average of the high and low sale prices) on such date as reported on the New York Stock Exchange, or if our common stock is not listed on the New York Stock Exchange, as reported by the principal U.S. exchange or quotation system our common stock is then listed or quoted or otherwise as provided in the indenture.

        "Current market price" means the average of the daily closing sale prices per share of common stock for the ten consecutive trading days ending on the earlier of the date of determination and the day before the "ex date" with respect to the distribution requiring such computation. For purposes of this paragraph, the term "ex date," when used with respect to any distribution, means the first date on which our common stock trades, regular way, on the relevant exchange or in the relevant market from which the closing sale price was obtained without the right to receive such distribution.

        "Trading day" is any day on which the New York Stock Exchange is open for trading or, if the applicable security is not so listed, admitted for trading or quoted, any business day.

        The "trading price" of the notes on any date of determination means the average of the secondary market bid quotations obtained by the trustee per $1,000 principal amount of the notes for $5 million original principal amount of the notes at approximately 3:30 p.m. New York City time, on such determination date from three independent nationally recognized securities dealers we select; provided that if three such bids cannot reasonably be obtained by the trustee, but two such bids are obtained, then the average of the two bids shall be used, and if only one such bid can reasonably be obtained by the trustee, that one bid shall be used. If the trustee cannot reasonably obtain at least one bid for $5 million original principal amount of the notes from a nationally recognized securities dealer, then the trading price per $1,000 original principal amount of notes will be deemed to be less than 97% of the product of the closing sale price of our common stock and the number of shares issuable upon conversion of $1,000 original principal amount of the notes.

Registration Rights

        At the closing of the private offering of the notes on August 4 2003, we entered into a registration rights agreement with the initial purchasers. Pursuant to that registration rights agreement, we agreed for the benefit of the holders of the notes and common stock issuable upon conversion of the notes to, at our cost:

  •
  within 90 days after the issue date, file a shelf registration statement with the SEC with respect to resales of the notes and the common stock issuable upon their conversion;

  •
  use our reasonable best efforts to cause such shelf registration statement to be declared effective under the Securities Act within 180 days after the issue date; and

  •
  subject to our rights to suspend use of the shelf registration statement and prospectus under certain circumstances described below, use our reasonable best efforts to keep the shelf registration statement continuously effective under the Securities Act until the earliest of:

  •
  the latest of the second anniversary of (a) the issue date, (b) the last date on which any notes are issued upon exercise of the initial purchasers' option, or (c) the last date on which any unregistered common stock is issued or issuable upon conversion of the notes;

    •
    the date on which the notes and the unregistered common stock issuable upon their conversion may be sold by non-affiliates of Bausch & Lomb pursuant to paragraph (k) of Rule 144 (or any successor provision) promulgated by the SEC under the Securities Act;

    •
    the date as of which all the notes and the unregistered common stock issuable upon their conversion have been sold under Rule 144 under the Securities Act (or any similar provision then in force); or

    •
    the date as of which all the notes or the common stock issuable upon their conversion have been sold pursuant to the shelf registration statement.

        If a shelf registration statement with respect to the notes:

  •
  is not filed with the SEC on or prior to 90 days after the issue date, or has not been declared effective by the SEC within 180 days after the issue date; or

  •
  is filed and declared effective but shall thereafter cease to be effective (without being succeeded immediately by a replacement shelf registration statement filed and declared effective) or usable for the offer and sale of transfer restricted securities for a period of time (including any suspension period) which exceeds 60 days in the aggregate in any 12-month period during the period beginning on the issue date and ending on or prior to the second anniversary of the latest of (a) such date, (b) the last date on which any notes are issued upon exercise of the initial purchasers' option, and (c) the last date on which any unregistered common stock is issued or issuable upon conversion of the notes;

(both of which are referred to as a "registration default"), we will pay liquidated damages to each holder of transfer restricted notes; provided that such holder has complied with its obligations under the registration rights agreement.

        The amount of liquidated damages payable during any period in which a registration default has occurred and is continuing is that amount which is equal to:

  •
  0.25 percent per annum per $1,000 original principal amount of notes for the first 90 days during which a registration default has occurred and is continuing; and

  •
  0.50 percent per annum per $1,000 original principal amount of notes for any additional days during which such registration default has occurred and is continuing.

        "Transfer restricted securities" means each note until the date on which such note:

  •
  has been transferred pursuant to the shelf registration statement or another registration statement covering such note or share of common stock which has been filed with the SEC pursuant to the Securities Act, in either case after such registration statement has become, and while such registration statement is, effective under the Securities Act;

  •
  has been transferred pursuant to Rule 144 under the Securities Act (or any similar provision then in force); or

  •
  may be sold or transferred pursuant to paragraph (k) of Rule 144 under the Securities Act (or any successor provision promulgated by the SEC).

        We will provide or cause to be provided to each holder of the notes or common stock issuable upon conversion of the notes that has delivered to us a completed notice and questionnaire, as described below, copies of this prospectus, which is a part of the shelf registration statement. We will also notify or cause to be notified each such holder when the shelf registration statement for the notes or common stock issuable upon conversion of the notes has become effective and take certain other actions as are required to permit unrestricted resales of the notes or common stock issuable upon conversion of the notes. A holder of notes or common stock issuable upon conversion of the notes that sells such securities pursuant to a shelf registration statement:

  •
  will be required to be named as a selling security holder in this prospectus and to deliver a prospectus to purchasers;

  •
  will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales; and

  •
  will be bound by the provisions of the registration rights agreement that are applicable to such holder (including certain indemnification and contribution rights or obligations).

        We will be permitted to suspend the use of the shelf registration statement and this prospectus (which is a part of the shelf registration statement) for a period not to exceed 30 days in any three-month period of 90 days in any twelve-month period (both of which we refer to as a "suspension period") for certain valid business reasons, including circumstances relating to pending corporate developments, public filings with the SEC and similar events. We will pay all expenses of the shelf registration statement. Each holder will be required to bear the expense of any broker's commission, agency fee or underwriter's discount or commission.

Events Of Default

        Each of the following constitutes an event of default with respect to the notes:

  •
  default in the payment of any interest (including contingent interest) when it becomes due and payable, and continuance of such default for a period of 30 days;

  •
  default in the payment of principal of or any premium on any note when it becomes due and payable;

  •
  default in our obligation to purchase notes upon the occurrence of a fundamental change or exercise by a holder of its option to require us to purchase such holder's notes;

  •
  default in our obligation to provide notice of a fundamental change;

  •
  default in our obligation to redeem notes after we have exercised our redemption option;

  •
  default in our obligation to satisfy our conversion obligation upon exercise of a holder's conversion right;

  •
  default in the performance, or breach, of any covenant or warranty in the indenture and continuance of such default or breach for a period of 60 days after written notice thereof to us by the trustee or to us and the trustee by the holders of at least 25% in aggregate principal amount of the outstanding notes;

  •
  default by us under any mortgage, indenture or instrument under which there may be issued, or by which there may be secured or evidenced, any indebtedness of Bausch & Lomb for money borrowed and shall result in more than $20,000,000 in principal amount of such indebtedness becoming declared or being due and payable, and such acceleration shall not have been rescinded, annulled or discharged within 30 days after notice is given as specified in the indenture; and

  •
  certain events of bankruptcy, insolvency and reorganization.

        If an event of default (other than an event of default specified in the last bullet point above) occurs and is continuing, then and in every such case the trustee, by written notice to us, or the holders of not less than 25% in aggregate accreted principal amount of the then outstanding notes, by written notice to us and the trustee, may declare the unpaid accreted principal of and accrued and unpaid interest and liquidated damages, if any, on all the notes then outstanding to be due and payable. Upon such declaration, such accreted principal amount and accrued and unpaid interest and liquidated damages, if any, will become immediately due and payable, notwithstanding anything contained in the indenture or the notes to the contrary. If any event of default specified in the last bullet point above occurs, all unpaid accreted principal of, and premium, if any, and accrued and unpaid interest and liquidated damages, if any, on the notes then outstanding will automatically become due and payable without any declaration or other act on the part of the trustee or any holder of notes.

        Holders of the notes may not enforce the indenture or the notes except as provided in the indenture. Subject to the provisions of the indenture relating to the duties of the trustee, the trustee is under no obligation to exercise any of its rights or powers under the indenture at the request, order or direction of any of the holders, unless such holders have offered to the trustee a security or an indemnity satisfactory to it against any cost, expense or liability. Subject to all provisions of the indenture and applicable law, the holders of a majority in aggregate accreted principal amount of the then outstanding notes have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee.

        If a default or event of default occurs and is continuing and is known to the trustee, the indenture requires the trustee to mail a notice of default or event of default to each holder within 60 days of the occurrence of such default or event of default. However, the trustee may withhold from the holders notice of any continuing default or event of default (except a default or event of default in the payment of principal of, interest or liquidated damages, if any, on the notes) if it determines in good faith that withholding notice is in their interest. The holders of a majority in aggregate accreted principal amount of the notes then outstanding by notice to the trustee may rescind any acceleration of the notes and its consequences if all existing events of default (other than the nonpayment of principal of, interest and liquidated damages, if any, on the notes that has become due solely by virtue of such acceleration) have been cured or waived and if the rescission would not conflict with any judgment or decree of any court of competent jurisdiction. No such rescission will affect any subsequent default or event of default or impair any right consequent thereto.

        The holders of a majority in aggregate accreted principal amount of the notes then outstanding may, on behalf of the holders of all the notes, waive any past default or event of default under the indenture and its consequences, except default in the payment of principal of, or interest on the notes (other than the non-payment of principal of, interest and liquidated damages, if any, and interest on the notes that has become due solely by virtue of an acceleration that has been duly rescinded as provided above) or in respect of a covenant or provision of the indenture that cannot be modified or amended without the consent of all holders of notes.

        We are required to deliver to the trustee annually a statement regarding compliance with certain of our obligations under the indenture and are required, upon becoming aware of any default or event of default, to deliver to the trustee a statement specifying such default or event of default.

Consolidation, Merger, Sale or Conveyance

        The indenture provides that we may not consolidate with or merge into any other corporation or convey or transfer our properties and assets substantially as an entirety to any person, unless:

  •
  the successor is a corporation organized and existing under the laws of the United States of America or any state thereof, and expressly assumes by a supplemental indenture the due and punctual payment of the principal of, any premium on, and any interest on, all the outstanding debt securities and the performance of every covenant in the applicable indenture on the part of the company to be performed or observed;

  •
  immediately after giving effect to such transaction, no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, will have happened and be continuing; and

  •
  in case of any such consolidation, merger, conveyance or transfer, such successor corporation will succeed to and be substituted for us as obligor on the notes, with the same effect as if it had been named in the indenture as the obligor.

Amendment, Supplement and Waiver

        Except as provided in the next two succeeding paragraphs, the indenture or the notes may be amended or supplemented with the consent of the holders of at least a majority in principal amount of the notes then outstanding (including consents obtained in connection with a tender offer or exchange offer for notes), and any existing default or compliance with any provision of the indenture or the notes may be waived with the consent of the holders of a majority in principal amount of the then outstanding notes (including consents obtained in connection with a tender offer or exchange offer for notes).

        Without the consent of each holder affected, an amendment or waiver may not:

  •
  reduce the percentage of the original principal amount of notes whose holders must consent to an amendment, supplement or waiver;

  •
  reduce the principal of or change the fixed maturity of any note;

  •
  reduce the rate of or change the time for payment of interest on any notes;

  •
  waive a default or event of default in the payment of principal of or interest or liquidated damages, if any, on the notes (except a rescission of acceleration of the notes by the holders of at least a majority in aggregate principal amount of the notes and a waiver of the payment default that resulted from such acceleration);

  •
  make any note payable in money other than that stated in the indenture and the notes;

  •
  make any change in the provisions of the indenture relating to waivers of past defaults or the rights of holders of notes to receive payments of principal of or interest or liquidated damages, if any, on the notes;

  •
  except as permitted by the indenture, increase the conversion price or modify the provisions of the indenture relating to conversion of the notes in a manner adverse to the holders;

  •
  make any change to the abilities of holders of notes to enforce their rights under the indenture or the foregoing provisions or this provision;

  •
  reduce the redemption price, purchase price or fundamental change purchase price of the notes; or

  •
  make any change that adversely affects the right to convert the notes.

        Notwithstanding the foregoing, without the consent of any holder, we and the trustee may amend or supplement the indenture or the notes to:

  •
  cure any ambiguity, defect or inconsistency or make any other changes in the provisions of the indenture which they may deem necessary or desirable, provided such amendment does not materially and adversely affect the notes;

  •
  provide for uncertificated notes in addition to or in place of certificated notes;

  •
  provide for the assumption of our obligations to holders of notes in the circumstances required under the indenture as described under "—Consolidation, Mergers, Sale or Conveyance;"

  •
  provide for exchange rights of holders of notes in certain events such as our consolidation or merger or the sale of all or substantially all of our assets;

  •
  reduce the conversion price;

  •
  evidence and provide for the acceptance of the appointment under the indenture of a successor trustee;

  •
  make any change that would provide any additional rights or benefits to the holders of notes or that does not adversely affect the legal rights under the indenture of any such holder; or

  •
  comply with requirements of the SEC in order to effect or maintain the qualification of the indenture under the Trust Indenture Act of 1939.

Governing Law

        The Indenture will provide that the notes will be governed by, and construed in accordance with, the laws of the State of New York without giving effect to applicable principles of conflicts of law.

Discharge

        We may satisfy and discharge our obligations under the indenture by delivering to the securities registrar for cancellation all outstanding notes or by depositing with the trustee or delivering to the holders, as applicable, after the notes have become due and payable, whether at stated maturity, or any redemption date, or any purchase date, or upon conversion or otherwise, cash or shares of common stock sufficient to pay all of the outstanding notes and paying all other sums payable under the indenture by us. Such discharge is subject to terms contained in the indenture.

Calculations in Respect of Notes

        The trustee will be responsible for making all calculations called for under the notes, other than calculations of interest. These calculations include, but are not limited to, determinations of the market prices of our common stock, the applicable interest rate and the conversion price of the notes. The trustee will make all these calculations in good faith and, absent manifest error, our calculations will be final and binding on holders of notes. The trustee will forward such calculations to any holder of notes upon the request of that holder.

Form, Exchange, Registration and Transfer

        We will issue the notes in registered form, without interest coupons. We will not charge a service charge for any registration of transfer or exchange of the notes. We may, however, require the payment of any tax or other governmental charge payable for that registration. Holders may present notes for conversion, registration of transfer and exchange at the office maintained by us for such purpose, which will initially be the Corporate Trust Office of the Trustee in The City of New York.

        The notes will be exchangeable for other notes, for the same total principal amount and for the same terms but in different authorized denominations in accordance with the indenture. The security registrar may require a holder, among other things, to furnish appropriate endorsements and transfer documents, and to pay any taxes and fees required by law or permitted by the indenture.

        We have appointed the trustee as security registrar for the notes. We may at any time rescind that designation or approve a change in the location through which any registrar acts. We are required to maintain an office or agency for transfers and exchanges in each place of payment. We may at any time designate additional registrars for the notes.

        In the case of any redemption, the security registrar will not be required to register the transfer or exchange of any notes:

  •
  during a period of 15 days before any selection of notes for redemption;

  •
  if the notes have been called for redemption in whole or in part, except the unredeemed portion of any notes being redeemed in part; or

  •
  in respect of which a purchase notice has been given and not withdrawn, except the portion of the note not purchased of any note being purchased in part.

        The registered holder of a note will be treated as the owner of it for all purposes.

Replacement of Notes

        We will replace any notes that become mutilated, destroyed, stolen or lost at the expense of the holder upon delivery to the trustee of the mutilated notes or evidence of the loss, theft or destruction satisfactory to us and the trustee. In the case of a lost, stolen or destroyed note, indemnity satisfactory to the trustee and us may be required at the expense of the holder of the note before a replacement note will be issued.

Payment of Stamp and Other Taxes

        We will pay all stamp and other duties, if any, which may be imposed by the United States or any political subdivision thereof or taxing authority thereof or therein with respect to the issuance of the notes. We will not be required to make any payment with respect to any other tax, assessment or governmental charge imposed by any government or any political subdivision thereof or taxing authority thereof or therein.

Book-Entry; Delivery and Form; Global Note

        Notes sold in the United States in reliance on Rule 144A or in offshore transactions in reliance on Regulation S will be represented by a single, permanent global note in definitive, fully-registered form without interest coupons. The global note will be deposited with the trustee as custodian for DTC and registered in the name of a nominee of DTC in New York, New York for the accounts of participants in DTC.

        Investors who are qualified institutional buyers and who purchase notes in reliance on Rule 144A under the Securities Act may hold their interests in the global note directly through DTC if they are DTC participants, or indirectly through organizations that are DTC participants. Investors who purchase notes in offshore transactions in reliance on Regulation S under the Securities Act may hold their interests in the global note directly through Euroclear Bank S.A./N.V., as operator of the

Euroclear System, or Euroclear, and Clearstream Banking, societe anonyme, or Clearstream, if they are participants in such systems, or indirectly through organizations that are participants in such systems. Euroclear and Clearstream will hold interests in the global note on behalf of their participants through their respective depositaries, which in turn will hold such interests in the global note in customers' securities accounts in the depositaries' names on the books of DTC.

        Except in the limited circumstances described below, holders of notes represented by interests in the global note will not be entitled to receive notes in definitive form.

        DTC has advised us as follows: DTC is a limited purpose trust company organized under the laws of the State of New York and a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities of institutions that have accounts with DTC (which we refer to as "participants") and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC's participants include securities brokers and dealers (which may include the initial purchasers), banks, trust companies, clearing corporations and certain other organizations. Access to DTC's book-entry system is also available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, whether directly or indirectly.

        Upon the issuance of the global note, DTC will credit, on its book-entry registration and transfer system, the respective principal amount of the individual beneficial interests represented by the global note to the accounts of participants. The accounts to be credited shall be designated by the initial purchasers of such beneficial interests.

        Ownership of beneficial interests in the global note will be limited to participants or persons that may hold interests through participants. Ownership of beneficial interests in the global note will be shown on, and the transfer of those ownership interests will be effected only through, records maintained by DTC (with respect to participants' interests) and such participants (with respect to the owners of beneficial interests in the global note other than participants).

        So long as DTC or its nominee is the registered holder and owner of the global note, DTC or such nominee, as the case may be, will be considered the sole legal owner of the notes represented by the global note for all purposes under the indenture and the notes. Except as set forth below, owners of beneficial interests in the global note will not be entitled to receive notes in definitive form and will not be considered to be the owners or holders of any Notes under the global note. We understand that under existing industry practice, in the event an owner of a beneficial interest in the global note desires to take any actions that DTC, as the holder of the global note, is entitled to take, DTC would authorize the participants to take such action, and that participants would authorize beneficial owners owning through such participants to take such action or would otherwise act upon the instructions of beneficial owners owning through them. No beneficial owner of an interest in the global note will be able to transfer the interest except in accordance with DTC's applicable procedures, in addition to those provided for under the Indenture and, if applicable, those of Euroclear and Clearstream.

        Payments of the principal of, premium, if any, and interest and liquidated damages, if any, on the notes represented by the global note registered in the name of and held by DTC or its nominee will be made to DTC or its nominee, as the case may be, as the registered owner and holder of the global note.

        We expect that DTC or its nominee, upon receipt of any payment of principal or interest in respect of the global note, will credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the global note as shown on the records of DTC or its nominee. We also expect that payments by participants to owners of beneficial interests in the global note held through such participants will be governed by standing instructions and customary practices as is now the case with securities held for accounts of customers registered in the names of nominees for such customers. Such payments, however, will be the responsibility of such participants and indirect participants, and neither we, the trustee nor any paying agent will have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in the global note or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests or for any other aspect of the relationship between DTC and its participants or the relationship between such participants and the owners of beneficial interests in the global note.

        Unless and until it is exchanged in whole or in part for notes in definitive form, the global note may not be transferred except as a whole by DTC to a nominee of DTC or by a nominee of DTC to DTC or another nominee of DTC.

        Transfers between participants in DTC will be effected in the ordinary way in accordance with DTC rules and will be settled in same-day funds. Transfers between participants in Euroclear and Clearstream will be effected in the ordinary way in accordance with their respective rules and operating procedures.

        Cross-market transfers between DTC, on the one hand, and directly or indirectly through Euroclear or Clearstream participants, on the other, will be effected in DTC in accordance with DTC rules on behalf of Euroclear or Clearstream, as the case may be, by its respective depositary; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (Brussels time). Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the global note in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositaries for Euroclear or Clearstream.

        Because of time zone differences, the securities account of a Euroclear or Clearstream participant purchasing an interest in the global note from a DTC participant will be credited during the securities settlement processing day (which must be a business day for Euroclear or Clearstream, as the case may be) immediately following the DTC settlement date, and such credit of any transactions interests in the global note settled during such processing day will be reported to the relevant Euroclear or Clearstream participant on such day. Cash received in Euroclear or Clearstream as a result of sales of interests in the global note by or through a Euroclear or Clearstream participant to a DTC participant will be received with value on the DTC settlement date, but will be available in the relevant Euroclear or Clearstream cash account only as of the business day following settlement in DTC.

        We expect that DTC will take any action permitted to be taken by a holder of notes (including the presentation of notes for exchange as described below) only at the direction of one or more participants to whose account the DTC interests in the global note is credited and only in respect of such portion of the aggregate principal amount of the notes as to which such participant or participants has or have given such direction. However, if there is an event of default under the notes, DTC will exchange the global note for notes in definitive form, which it will distribute to its participants. These notes in definitive form will be subject to certain restrictions on registration of transfers described under "Notice to Investors," and will bear the legend set forth thereunder.

        Although we expect that DTC, Euroclear and Clearstream will agree to the foregoing procedures in order to facilitate transfers of interests in the global note among participants of DTC, Euroclear, and Clearstream, DTC, Euroclear and Clearstream are under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither we nor the trustee will have any responsibility for the performance by DTC, Euroclear or Clearstream or their participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

        If DTC is at any time unwilling to continue as a depositary for the global note and a successor depositary is not appointed by us within 90 days, we will issue notes in fully registered, definitive form in exchange for the global note. Such notes in definitive form will be subject to certain restrictions on registration of transfers described under "Notice to Investors," and will bear the legend set forth thereunder.

Notices

        Except as otherwise described herein, notice to registered holders of the notes will be given by mail to the addresses as they appear in the security register. Notices will be deemed to have been given on the date of such mailing.

Concerning the Trustee

        Citibank, N.A. is the trustee, security registrar, paying agent and conversion agent. The trustee is an affiliate of Citigroup, one of the initial purchasers.

        The trustee is under no obligation to exercise any of its powers at the request of any of the holders of the notes unless those holders have offered to the trustee security or indemnity satisfactory to it against the cost, expenses and liabilities it might incur as a result. The holders of a majority in principal amount of the notes outstanding may direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or the exercise of any trust or power of the trustee. The trustee will not be liable for any action that it takes or omits to take in good faith in accordance with any such direction.

        If the trustee is one of our creditors, it will be subject to limitations in the indenture on its rights to obtain payment of claims or to realize on some property received from any such claim, as security or otherwise. The trustee is permitted to engage in other transactions with us. If, however, it acquires any conflicting interest, it must eliminate that conflict or resign.

DESCRIPTION OF CAPITAL STOCK

        The following descriptions of our common stock and preferred stock summarize the material terms and provision of these types of securities. For the complete terms of our common stock and preferred stock, please refer to our certificate of incorporation, and bylaws, that are incorporated by reference into this prospectus. The terms of these securities may also be affected by the Business Corporation Law of the State of New York. The summary below is qualified in its entirety by reference to our certificate of incorporation, and bylaws.

Authorized Capitalization

        Our capital structure consists of 200,000,000 authorized shares of common stock, par value $.40 per share, and 15,000,000 shares of Class B, par value $.08 per share. We are also authorized to issue up to 25,000,000 shares of Class A preferred stock, par value $1.00 and 10,000 shares of 4% cumulative preferred stock. As of September 27, 2003, an aggregate of 51,923,112 shares of our common stock were issued and outstanding, 508,875 shares of Class B common shares were outstanding and no shares of preferred stock were issued and outstanding.

Common Stock

        The holders of our common stock are entitled to such dividends as our board of directors may declare from time to time from legally available funds subject to the preferential rights of the holders of any shares of our preferred stock that we may issue in the future. The holders of our common stock are entitled to one vote per share on any matter to be voted upon by shareholders, subject to the restrictions described below under the caption "New York Anti-Takeover Law and Our Certificate of Incorporation and Bylaws."

        Our certificate of incorporation does not provide for cumulative voting in connection with the election of directors. Accordingly, directors will be elected by a plurality of the shares voting once a quorum is present. No holder of our common stock has any preemptive right to subscribe for any shares of capital stock issued in the future.

        Upon any voluntary or involuntary liquidation, dissolution or winding up of our affairs, the holders of our common stock are entitled to share, on a pro rata basis, all assets remaining after payment to creditors and subject to prior distribution rights of any shares of preferred stock that we may issue in the future. All of the outstanding shares of common stock are, and the shares offered by us in this offering will be, fully paid and non-assessable.

Preferred Stock

        No shares of our preferred stock are currently outstanding. Under our certificate of incorporation, our board of directors, without further action by our shareholders, is authorized to issue shares of preferred stock in one or more classes or series. The board may fix or alter the rights, preferences and privileges of the preferred stock, along with any limitations or restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences of each class or series of preferred stock. The preferred stock could have voting or conversion rights that could adversely affect the voting power or other rights of holders of our common stock. The issuance of preferred stock could also have the effect, under certain circumstances, of delaying, deferring or preventing a change of control of our company. We currently have no plans to issue any shares of preferred stock.

New York Anti-Takeover Law and our Certificate of Incorporation and Bylaws

        We are subject to provisions of the New York Business Corporation Law ("NYBCL") which relate to certain business combinations with an "interested shareholder" and prohibit any person from making a takeover bid for a New York corporation unless certain prescribed disclosure requirements are satisfied.

        Section 912 of the NYBCL provides, with certain exceptions, that a New York corporation may not engage in a "business combination," such as a merger, consolidation, recapitalization or disposition of stock, with any "interested shareholder" for a period of five years from the date that such persons first became an interested shareholder unless:

  (a)
  the transaction resulting in a person becoming an interested shareholder, or the business combination, was approved by the board of directors of the corporation prior to that person becoming an interested shareholder,

  (b)
  the business combination is approved by the holders of a majority of the outstanding voting stock not beneficially owned by such interested shareholder, or

  (c)
  the business combination meets certain valuation requirements for the stock of the New York corporation.

        An "interested shareholder is defined as any person that

    (x)
    is the beneficial owner of 20% or more of the outstanding voting stock of a New York corporation or

    (y)
    is an affiliate or associate of the corporation that at any time during the prior five years was the beneficial owner, directly or indirectly, of 20% or more of the corporation's then outstanding voting stock.

        The provisions of Section 912 of the NYBCL apply if and for so long as a New York corporation has a class of securities registered under Section 12 of the Exchange Act.

        Certificate of Incorporation and Bylaws Provisions.    Our certificate of incorporation and bylaws include provisions that may have the effect of discouraging, delaying or preventing a change in control or an unsolicited acquisition proposal that a shareholder might consider favorable, including a proposal that might result in the payment of a premium over the market price for the shares held by shareholders. These provisions are summarized in the following paragraphs.

        Classified Board of Directors.    Our certificate of incorporation and bylaws provide for our board to be divided into three classes of directors serving staggered, three year terms. The classification of the board has the effect of requiring at least two annual shareholder meetings, instead of one, to replace a majority of the members of the board of directors.

        Supermajority Voting.    Our certificate of incorporation requires the approval of the holders of at least 66 2/3% of our combined voting power to effect certain amendments to our certificate of incorporation. When entering into a transaction with a "5% Shareholder" (as defined in our certificate of incorporation), our certificate of incorporation requires the approval of holders of that amount of our voting stock equal to the sum of (i) the voting power of the shares of our voting stock of which the 5% Shareholder is the beneficial owner, and (ii) a majority of the voting power of the remaining outstanding shares of our voting stock. Our certificate of incorporation requires the approval of the holders of at least 80% of the voting power of our voting stock to amend this provision of our certificate of incorporation. Our bylaws may be amended by either a majority of the board of directors, or the holders of 66 2/3% of our voting stock.

        Authorized but Unissued or Undesignated Capital Stock.    Our authorized capital stock consists of 200,000,000 shares of common stock, 15,000,000 shares of Class B Common Stock, 25,000,000 shares of Class A preferred stock and 10,000 shares of 4% cumulative preferred stock. The authorized but unissued stock may be issued by the board of directors in one or more transactions. In this regard, our certificate of incorporation grants the board of directors' broad power to establish the rights and preferences of authorized and unissued Class A preferred stock. The issuance of shares of Class A preferred stock pursuant to the board of director's authority described above could decrease the amount of earnings and assets available for distribution to holders of common stock and adversely affect the rights and powers, including voting rights, of such holders and may have the effect of delaying, deferring or preventing a change in control. The board of directors does not currently intend to seek shareholder approval prior to any issuance of Class A preferred stock, unless otherwise required by law.

        Special Meetings of Shareholder.    Our bylaws provide that special meetings of our shareholders may be called only by our board of directors.

        Notice Procedures.    Our bylaws establish advance notice procedures with regard to all shareholder proposals to be brought before meetings of our shareholders, including proposals relating to the nomination of candidates for election as directors, the removal of directors and amendments to our certificate of incorporation or bylaws. These procedures provide that notice of such shareholder proposals must be timely given in writing to our Secretary prior to the meeting. Generally, to be timely, notice must be received at our principal executive offices not later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the first anniversary of the preceding year's annual meeting. The notice must contain certain information specified in the bylaws.

        Limitation of Liability.    Our certificate of incorporation and bylaws limit the liability of our directors and officers (in their capacity as directors but not in their capacity as officers) to us or our shareholders to the fullest extent permitted by New York law.

        Indemnification Arrangements.    Our bylaws provide that our directors and officers shall be indemnified and provide for the advancement to them of expenses in connection with actual or threatened proceedings and claims arising out of their status as such to the fullest extent permitted by the New York Business Corporation Law. We have entered into indemnification agreements with each of our directors and executive officers that provide them with rights to indemnification and expense advancement to the fullest extent permitted under the New York Business Corporation Law.

Transfer Agent and Registrar

        The transfer agent and registrar for our common stock is Mellon Investor Services LLC.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

General

        This is a summary of certain U.S. federal income tax consequences relevant to a holder of notes, and where noted, the common stock issuable upon conversion of the notes. All references to "Holders" (including U.S. Holders and Non-U.S. Holders) are to beneficial owners of notes. The discussion below deals only with notes held as capital assets and does not purport to deal with persons in special tax situations, including, for example, financial institutions, insurance companies, regulated investment companies, dealers in securities or currencies, tax exempt entities, persons holding notes in a tax-deferred or tax-advantaged account, or persons holding notes as a hedge against currency risks, as a position in a "straddle" or as part of a "hedging" or "conversion" transaction for tax purposes. It is also limited to original purchasers of notes who acquire the notes at the issue price (as defined below).

        Except where specifically indicated below, we do not address all of the tax consequences that may be relevant to a holder. For example, we do not address:

  •
  the U.S. federal income tax consequences to shareholders in, or partners or beneficiaries of, an entity that is a holder of notes;

  •
  the U.S. federal estate, gift or alternative minimum tax consequences of the purchase, ownership or disposition of notes;

  •
  U.S. Holders who hold the notes whose functional currency is not the U.S. dollar;

  •
  any state, local or foreign tax consequences of the purchase, ownership or disposition of notes; or

  •
  any federal, state, local or foreign tax consequences of owning or disposing of the common stock.

        Persons considering the purchase of notes should consult their own tax advisors concerning the application of the U.S. federal income tax laws to their particular situations as well as any consequences of the purchase, ownership and disposition of the notes arising under the laws of any other taxing jurisdiction.

        This summary is based upon laws, regulations, rulings and decisions now in effect all of which are subject to change (including retroactive changes in effective dates) or possible differing interpretations. No rulings have been sought or are expected to be sought from the Internal Revenue Service (which we refer to as the IRS) with respect to any of the U.S. federal income tax consequences discussed below. As a result, there is a possibility that the IRS will disagree with the tax characterizations and the tax consequences described below.

        No statutory or judicial authority directly addresses the treatment of the notes or instruments similar to the notes for U.S. federal income tax purposes. The IRS has issued a revenue ruling with respect to instruments similar to the notes. This ruling supports certain aspects of the treatment described below. No ruling has been or is expected to be sought from the IRS with respect to the United States federal income tax consequences to the holders of the notes. The IRS would not be precluded from taking contrary positions. As a result, there is a possibility that the IRS will disagree with the tax characterizations and the tax consequences described below.

        For purposes of this discussion, a "U.S. Holder" is a beneficial owner of a note that, for U.S. federal income tax purposes, is:

  •
  a citizen or resident alien individual of the United States;

  •
  a corporation or other entity treated as a corporation for U.S. federal income tax purposes, organized under the laws of the United States or any political subdivision thereof;

  •
  an estate whose income is subject to U.S. federal income tax regardless of its source; or

  •
  a trust, if (i) a U.S. court can exercise primary jurisdiction over the trust's administration and one or more U.S. persons are authorized to control all substantial decisions of the trust, or (ii) the trust has a valid election in effect under applicable regulations of the U.S. Department of the Treasury to be treated as a U.S. person.

        A "Non-U.S. Holder" is a beneficial owner of a note that is not a U.S. Holder. If a partnership holds notes, the tax treatment of a partner generally will depend upon the status of the partner and upon the activities of the partnership. Partners of partnerships holding notes should consult their own tax advisors.

        We urge prospective investors to consult their own tax advisors with respect to the tax consequences to them of the purchase, ownership and disposition of the notes and the common stock in light of their own particular circumstances, including the tax consequences under state, local, foreign and other tax laws and the possible effects of changes in U.S. federal or other tax laws.

Classification of the Notes

        In the opinion of Nixon Peabody LLP, based on the schedule of projected payments referred to below and our understanding that there is more than a remote possibility of the contingency occurring, and current law, regulations and interpretations, the notes will be treated as indebtedness for U.S. federal income tax purposes and will be subject to the special regulations governing contingent payment debt instruments (which we refer to as the CPDI regulations). Moreover, pursuant to the terms of the indenture, the Company and each holder of notes agree, for U.S. federal income tax purposes, to treat the notes as debt instruments that are subject to the CPDI regulations with a "comparable yield" calculated in the manner described below.

U.S. Holders

        The following discussion is a summary of certain U.S. federal income tax consequences that will apply to you if you are a U.S. Holder.

Accrual of Interest on the Notes

        Pursuant to the CPDI regulations, U.S. Holders will be required to accrue interest income on notes, in the amounts described below, regardless of whether the U.S. Holder uses the cash or accrual method of tax accounting. Accordingly, U.S. Holders may be required to include interest in taxable income in each year in excess of any cash interest payments (whether fixed or contingent) actually received in that year.

        The CPDI regulations provide that a U.S. Holder must accrue an amount of ordinary interest income, as original issue discount for U.S. federal income tax purposes, for each accrual period prior to and including the maturity date of the notes that equals:

  (1)
  the product of (i) the adjusted issue price (as defined below) of the notes as of the beginning of the accrual period; and (ii) the comparable yield to maturity (as defined below) of the notes, adjusted for the length of the accrual period if less than one year;

  (2)
  divided by the number of days in the accrual period; and

  (3)
  multiplied by the number of days during the accrual period that the U.S. Holder held the notes.

        The issue price of the notes is the first price at which a substantial amount of the notes is sold to the public, excluding sales to bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesales. The adjusted issue price of a note is its issue price increased by any interest income previously accrued, determined without regard to any adjustments to interest accruals described below, and decreased by the projected amount of any payments previously made with respect to the notes.

        The term "comparable yield" means the annual yield we would pay, as of the initial issue date, on a fixed-rate nonconvertible debt security with no contingent payments but with terms and conditions otherwise comparable to those of the notes. We have determined that the comparable yield for the notes is an annual rate of 8.28%, compounded semi-annually. The IRS could disagree with our determination. If our determination of the comparable yield were successfully challenged by the IRS, the redetermined yield could be materially greater or less than the comparable yield we have determined.

        The CPDI regulations require that we provide to U.S. Holders, solely for U.S. federal income tax purposes, a schedule of the projected amounts of payments, which we refer to as projected payments, on the notes. These payments set forth on the schedule must produce a total return on the notes equal to the comparable yield. The projected payment schedule includes both fixed coupon payments and estimated payments of contingent interest. The projected payment schedule also includes an estimate for a payment at maturity taking into account the fair market value of the common stock (and cash, if any) that might be paid upon a conversion of the notes, and this estimated payment will be treated as a contingent payment.

        Pursuant to the terms of the indenture, each holder of notes has agreed to use the comparable yield and the schedule of projected payments as described above in determining its interest accruals, and the adjustments thereto described below, in respect of the notes. The schedule of projected payments will be set forth in the indenture. You may also obtain the projected payment schedule by submitting a written request for such information to the address set forth under "Where You Can Find More Information."

        The comparable yield and the schedule of projected payments are not determined for any purpose other than for the determination of a holder's interest accruals and adjustments thereof in respect of the notes for U.S. federal income tax purposes and do not constitute a projection or representation regarding the actual amounts payable on the notes.

        Amounts treated as interest under the CPDI regulations are treated as original issue discount for all purposes of the Code.

Adjustments to Interest Accruals on the Notes

        If, during any taxable year, a U.S. Holder receives actual payments with respect to the notes that in the aggregate exceed the total amount of projected payments for that taxable year, the U.S. Holder will incur a "net positive adjustment" under the CPDI regulations equal to the amount of such excess. The U.S. Holder will treat a "net positive adjustment" as additional interest income. For this purpose, the payments in a taxable year include the fair market value of our common stock received in that year.

        If a U.S. Holder receives in a taxable year actual payments with respect to the notes that in the aggregate are less than the amount of projected payments for that taxable year, the U.S. Holder will incur a "net negative adjustment" under the CPDI regulations equal to the amount of such deficit. This adjustment will (a) reduce the U.S. Holder's interest income on the notes for that taxable year, and (b) to the extent of any excess after the application of (a), give rise to an ordinary loss to the extent of the U.S. Holder's interest income on the notes during prior taxable years, reduced to the extent such interest was offset by prior net negative adjustments. Any negative adjustment in excess of the amount described in (a) and (b) will be carried forward, as a negative adjustment to offset future interest income in respect of the notes or to reduce the amount realized on a sale, exchange, conversion or retirement of the notes.

Sale, Exchange, Conversion or Redemption

        Upon the sale or exchange of a note, or the redemption of a note for cash, a U.S. Holder generally will recognize gain or loss. As described above, our calculation of the comparable yield and the schedule of projected payments for the notes includes the receipt of stock (and cash, if any) upon conversion as a contingent payment with respect to the notes. Accordingly, we intend to treat the receipt of our common stock (and cash, if any) by a U.S. Holder upon the conversion of a note as a payment under the CPDI regulations. As described above, holders have agreed to be bound by our determination of the comparable yield and the schedule of projected payments.

        The amount of gain or loss on a taxable sale, exchange, conversion or redemption will be equal to the difference between (a) the amount of cash plus the fair market value of any other property received by the U.S. Holder, including the fair market value of any of our common stock received, and (b) the U.S. Holder's adjusted tax basis in the note. A U.S. Holder's adjusted tax basis in a note will generally be equal to the U.S. Holder's original purchase price for the note, increased by any interest income previously accrued by the U.S. Holder (determined without regard to any adjustments to interest accruals described above), and decreased by the amount of any projected payments that have been previously scheduled to be made in respect of the note (without regard to the actual amount paid). Gain recognized upon a sale, exchange, conversion or redemption of a note will generally be treated as ordinary interest income; any loss will be ordinary loss to the extent of interest previously included in income, and thereafter, capital loss (which will be long-term if the note is held for more than one year). The deductibility of net capital losses is subject to limitations.

        A U.S. Holder's tax basis in our common stock received upon a conversion of a note will equal the then current fair market value of such common stock. The U.S. Holder's holding period of the common stock received will commence on the day immediately following the date of conversion.

Constructive Dividends

        If at any time we were to make a distribution of property to our stockholders that would be taxable to the stockholders as a dividend for U.S. federal income tax purposes and, in accordance with the anti-dilution provisions of the notes, the conversion rate of the notes is increased, such increase might be deemed to be the payment of a taxable dividend to holders of the notes.

        For example, an increase in the conversion rate in the event of distributions of our evidences of indebtedness or our assets or an increase in the event of a cash dividend could result in deemed dividend treatment to holders of the notes, but generally an increase in the event of stock dividends or the distribution of rights to subscribe for common stock will not.

Tax Event

        The modification of the terms of the Notes by us upon a Tax Event as described in "Description of Notes—Optional Conversion to Semiannual Coupon Notes upon Tax Event," could possibly alter the timing and amount of income recognition by holders after the Tax Event option exercise date.

Backup Withholding Tax and Information Reporting

        Payments of principal, premium, if any, and interest (including original issue discount) on, and the proceeds of dispositions of, the notes may be subject to information reporting and U.S. federal backup withholding tax if the U.S. Holder thereof fails to supply an accurate taxpayer identification number or otherwise fails to comply with applicable U.S. information reporting or certification requirements. Any amounts so withheld will be allowed as a credit against such U.S. Holder's U.S. federal income tax liability. Non-U.S. Holders The following is a summary of certain U.S. federal tax consequences that will apply to you if you are a Non-U.S. Holder.

Non-U.S. Holders

        The following discussion is a summary of certain U.S. federal income tax consequences that will apply to you if you are a Non-U.S. Holder.

Payments with Respect to the Notes

        All payments on the notes made to a Non-U.S. Holder, including payments of stated interest, contingent interest (except as described below), payments in common stock and cash pursuant to conversion, and any gain realized on a sale or exchange of the notes will generally be exempt from U.S. income or withholding tax, provided that:

  (i)
  such Non-U.S. Holder does not own, actually or constructively, 10 percent or more of the total combined voting power of all classes of our stock entitled to vote, and is not a controlled foreign corporation related, directly or indirectly, to us through stock ownership;

  (ii)
  the beneficial owner of a note certifies on IRS Form W-8BEN (or successor form), under penalties of perjury, that it is not a U.S. person and provides its name and address or otherwise satisfies applicable documentation requirements;

  (iii)
  such payments and gain are not effectively connected with the conduct by such Non-U.S. Holder of a trade or business in the United States (or, where a tax treaty applies, are attributable to a U.S. permanent establishment), and

  (iv)
  the notes and common stock are actively traded within the meaning of section 871(h)(4)(C)(v)(1) of the Code (which, for these purposes and subject to certain exceptions, includes trading on NASDAQ).

        Notwithstanding the preceding sentence, a portion of the payment in our common stock pursuant to a conversion may be subject to U.S. federal withholding tax at a 30% rate (or lower treaty rate) if that portion is attributable to increases in the conversion rate on account of an increase in the dividend rate on the common stock. Such portion may represent payment of "contingent interest" of the type

(i.e., amount determined by reference to dividends) that is not eligible for the "portfolio interest" exemption which would otherwise apply to interest on the notes. We intend to withhold with respect to any such portion of the common stock. You should consult your tax advisors regarding the possibility of obtaining a refund of the withheld amounts. Additionally, any gain realized on a sale, exchange, redemption or conversion of the notes may be subject to U.S. federal income tax (including the branch profits tax) if we are a "United States real property holding corporation." We believe that we are not and do not anticipate becoming a "United States real property holding corporation."

        If a Non-U.S. Holder of the notes is engaged in a trade or business in the United States, and if interest on the notes is effectively connected with the conduct of such trade or business (and if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment), the Non-U.S. Holder, although exempt from the withholding tax discussed in the preceding paragraphs, will generally be subject to regular U.S. federal income tax on interest and on any gain realized on the sale, exchange, conversion or redemption of the notes in the same manner as if it were a U.S. Holder. In lieu of the certificate described in the preceding paragraph, such a Non-U.S. Holder will be required to provide to the withholding agent a properly executed IRS Form W-8ECI (or successor form) in order to claim an exemption from withholding tax. In addition, if such a Non-U.S. Holder is a foreign corporation, such holder may be subject to a branch profits tax equal to 30% (or such lower rate provided by an applicable tax treaty) or its effectively connected earnings and profits for the taxable year, subject to certain adjustments.

Payments on Common Stock and Adjustments to Conversion Rate

        Any dividends paid to a Non-U.S. Holder with respect to the shares of common stock (and any deemed dividends resulting from certain adjustments, or failure to make adjustments, to the number of shares of common stock to be issued upon conversion, see "U.S. Holder—Constructive Dividends" above) will be subject to withholding tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. However, dividends that are effectively connected with the conduct of a trade or business within the United States and, where a tax treaty applies, are attributable to a U.S. permanent establishment, are not subject to the withholding tax, but instead are subject to U.S. federal income tax on a net income basis at applicable graduated individual or corporate rates. Such a Non-U.S. Holder will be required to provide to the withholding agent a properly executed IRS Form W-8ECI (or successor form) in order for effectively connected income to be exempt from withholding tax. Any interest income attributable to an adjustment to the conversion rate of the notes may also be subject to withholding tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

Sale, Exchange or Redemption of Shares of Common Stock

        Any gain realized upon the sale, exchange, or redemption of a share of common stock generally will not be subject to U.S. federal income tax unless:

  •
  That gain is effectively connected with the conduct of a trade or business in the United States by the Non-U.S. Holder, or

  •
  The Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of that disposition and certain other conditions are met.

Backup Withholding Tax and Information Reporting

        In general, a Non-U.S. Holder will not be subject to backup withholding and information reporting with respect to payments made by us with respect to the notes if the Non-U.S. Holder has provided us with an IRS Form W-8BEN described above and we do not have actual knowledge or reason to know that such Non-U.S. Holder is a U.S. person. In addition, no backup withholding will be required regarding the proceeds of the sale of notes made within the United States or conducted through certain U.S. financial intermediaries if the payor receives the appropriate Form W-8 and does not have actual knowledge or reason to know that the Non-U.S. Holder is a U.S. person or the Non-U.S. Holder otherwise establishes an exemption.

        Non-U.S. Holders should consult their own tax advisors to determine the U.S. federal, state, local and foreign tax consequences that may be relevant to them.

SELLING SECURITY HOLDERS

        We originally issued the notes in a private offering in August 2003. The notes were resold by the initial purchasers of the notes in the United States to qualified institutional buyers under Rule 144A under the Securities Act. Selling security holders, including their transferees, pledges, donees or successors, may from time to time offer and sell the notes and the underlying common stock pursuant to this prospectus or any applicable prospectus supplement.

        The table below sets forth the name of each selling security holder, the principal amount of notes and shares of common stock beneficially owned by each selling security holder, and the number of shares of common stock issuable upon conversion of those notes that may be offered from time to time under this prospectus by the selling security holders named in the table.

        Because the selling security holders may offer all or some portion of the notes or underlying shares of common stock listed below, we have assumed for purposes of this table that the selling security holders will sell all of the shares of common stock offered by this prospectus pursuant to this prospectus. Accordingly, we cannot estimate the amounts of notes or shares of common stock that will be held by the selling security holders following the consummation of any such sales. See "Plan of Distribution." In addition, the selling security holders listed in the table below may have acquired, sold or transferred, in transactions exempt from the registration requirements of the Securities Act, some or all of the notes since the date on which they provided to us the information presented in the table.

        We have prepared the table below based on information given to us by those selling security holders who have supplied us with this information on or prior to September 28, 2003 and we have not sought to verify such information. Unless otherwise disclosed in the footnotes to the table, no selling security holder has indicated that it has held any position or office or had any other material relationship with us or our affiliates within the past three years.

					Common Stock Owned Upon Completion of the Offering
	Principal Amount of Notes Beneficially Owned and Offered
			Shares of Common Stock Owned Prior to the Offering(1)	Conversion Shares of Common Stock Offered(2)
Name of Beneficial Owner		Percentage of Notes Outstanding			Number of Shares	Percentage(3)
Alexian Brothers Medical Center	$100,000	*	—	1,627	—	*
Aloha Airlines Pension Trust	15,000	*	—	244	—	*
Amerisure Mutual Insurance Company	315,000	*	—	5,126	—	*
Aloha Pilots Retirement Trust	9,000	*	—	146	—	*
AM Investment E Fund Ltd.	6,300,000	3.94%	—	102,538	—	*
AM Investment D Fund (QP) LP	1,100,000	*	—	17,903	—	*
Arkansas PERS	175,000	*	—	2,848	—	*

Attorneys Title Insurance Fund	15,000	*	—	244	—	*
Bay County PERS	20,000	*	—	325	—	*
Boilermakers Blacksmith Pension Trust	215,000	*	—	3,499	—	*
C & H Sugar Company Inc.	20,000	*	—	325	—	*
Continental Casualty Company	1,500,000	*	—	24,414	—	*
CQS Convertible & Quantitative Strategies Master Fund Limited	750,000	*	—	12,207	—	*
Credit Suisse First Boston Europe Limited	10,000,000	6.25%	—	162,760	—	*
Credit Suisee First Boston LLC	434,000	*	—	7,063	—	*
Delaware PERS	250,000	*	—	4,069	—	*
Delta Airlines Master Trust	100,000	*	—	1,627	—	*
Deutsche Bank Securities Inc.	250,000	*	—	4,069	—	*
Drury University	3,000	*	—	48	—	*
Duke Endowment	45,000	*	—	732	—	*
F.R. Convt. Sec. Fn.	25,000	*	—	406	—	*
Fidelity Financial Trust: Fidelity Convertible Securities Fund	9,100,000	5.69%	—	148,111	—	*
FrontPoint Convertible Arbitrage Fund, L.P.	2,000,000	1.25%	—	32,552	—	*
Hawaiian Airlines Employee Pension Plan—IAM	5,000	*	—	81	—	*
Hawaiian Airlines Pension Plan for Salaried Employees	1,000	*	—	16	—	*
Hawaiian Airlines Pilots Retirement Plan	15,000	*	—	244	—	*
Highbridge International LLC	15,000,000	9.38%	—	244,140	—	*
Hillbloom Foundation	7,000	*	—	113	—	*
ICI American Holdings Trust	55,000	*	—	895	—	*
Innovest Finanzdienstle	1,600,000	*	—	26,041	—	*
JMG Capital Partners, LP	6,250,000	3.91%	—	101,725	—	*

JMG Triton Offshore Fund Ltd.	7,750,000	4.84%	—	126,139	—	*
KBC Financial Products USA, Inc.	250,000	*	—	4,069	—	*
LDG Limited	231,000	*	—	3,759	—	*
Lexington Vantage Fund	39,000	*	—	634	—	*
Louisiana CCRF	30,000	*	—	488	—	*
Lyxor/AM Investment Fund Ltd.	1,700,000	1.06%	—	27,669	—	*
Morgan Stanley Allocator Fund	360,000	*	—	5,859	—	*
McMahan Securities Co. L.P.	20,000	*	—	325	—	*
Nicholas Applegate Capital Management Investment Grade Convertible Fund	1,000	*	—	16	—	*
Nomura Securities Intl. Inc.	15,250,000	9.53%	—	248,209	44,839	*
Polygon Global Opportunities Master Fund	1,000,000	*	—	16,276	—	*
Prudential Insurance Co. of America	15,000	*	—	244	—	*
R2 Investments, LDC	900,000	*	—	14,648	—	*
Royal Bank of Canada	3,000,000	1.88%	—	48,828	4,835	*
Sphinx Fund	56,000	*	—	911	—	*
Southern Farm Bureau Life Insurance	130,000	*	—	2,115	—	*
State of Oregon/Equity	760,000	*	—	12,369	—	*
State of Oregon SAIF Corporation	475,000	*	—	7,731	—	*
Syngenta AG	40,000	*	—	651	—	*
Teachers Insurance and Annuity Association of America	2,500,000	1.56%	—	40,690	—	*
Tempo Master Fund LP	5,500,000	3.44%	—	89,518	—	*
Thrivent Financial for Lutherans	2,000,000	1.25%	—	32,552	—	*
The Coast Fund, L.P.	6,500,000	4.06%	—	105,794	—	*
TQA Master Fund, Ltd.	1,938,600	1.21%	—	31,552	—	*
TQA Master Plus Fund, Ltd.	1,848,400	1.16%	—	30,084	—	*
Tribeca Investments LTD.	4,000,000	2.50%	—	65,104	—	*

US Banc FBO Benedictine Health Systems	110,000	*	—		1,790	—	*
Xavex Convertible Arbitrage 7 Fund	369,000	*	—		6,005	—	*
Zeneca Holdings	75,000	*	—		1,220	—	*
Zurich Institutional Benchmarks Master Fund, Ltd.	268,000	*	—		4,361	—	*
All other holders of notes or future transferees from such holders (4)	47,210,000	29.50%	—		768,389	—	*
Totals	160,000,000	100%	3	(5)	2,604,160	49,674	*

*
Less than 1%.

(1)
Includes shares of common stock into which the notes may be convertible, calculated as set forth in note (2) below.

(2)
Assumes conversion of all of the holder's notes at a conversion rate of 16.2760 shares of common stock per $1,000 principal amount of the notes. However, this conversion rate is subject to adjustment as described under "Description of Notes—Conversion of Notes." As a result, the number of shares of common stock issuable upon conversion of the notes may increase or decrease in the future.

(3)
Calculated based on 51,892,806 shares of our common stock outstanding as of September 27, 2003. In calculating this amount, we treated as outstanding that number of shares of common stock issuable upon conversion of all of a particular holder's notes. However, we did not assume the conversion of any other holder's notes.

(4)
Information about additional selling security holders will be set forth in prospectus supplements or amendments to the registration statement of which this prospectus is a part.

(5)
Assumes that all other holders of notes or future transferees do not beneficially own any shares of our common stock other than the shares issuable upon conversion of the notes.

        To the extent that any of the selling security holders identified above are broker-dealers, they are deemed to be, under interpretations of the SEC, "underwriters" within the meaning of the Securities Act.

        With respect to selling security holders that are affiliates of broker-dealers, we believe that such entities acquired their notes and underlying common stock in the ordinary course of business and, at the time of the purchase of the notes and the underlying common stock, such selling security holders had no agreements or understandings, directly or indirectly, with any person to distribute the notes or underlying common stock. To the extent that we become aware that such entities did not acquire their notes or underlying common stock in the ordinary course of business or did have such an agreement or understanding, we will file a post-effective amendment to the registration statement of which this prospectus is a part to designate such affiliate as an "underwriter" within the meaning of the Securities Act.

        Only selling security holders identified above who beneficially own the notes set forth opposite each such selling security holder's name in the foregoing table on the effective date of the registration statement of which this prospectus is a part may sell such securities pursuant to the registration statement. Prior to any use of this prospectus in connection with an offering of the notes or the underlying common stock by any holder not identified above, the registration statement of which this prospectus is a part will be amended by a post-effective amendment to set forth the name and aggregate amount of notes beneficially owned by the selling security holder intending to sell such notes or the underlying common stock and the aggregate amount of notes or the number of shares of underlying common stock to be offered. The prospectus, which will be a part of such a post-effective amendment, will also disclose whether any selling security holder selling notes or shares of underlying common stock in connection with such prospectus has held any position or office with, has been employed by or otherwise has had a material relationship with us during the three years prior to the date of the prospectus if such information has not already been disclosed herein.

PLAN OF DISTRIBUTION

        The selling securityholders, or their pledges, donees, transferees, or any of their successors in interest selling shares received from a named selling securityholder as a gift, partnership distribution or other non-sale-related transfer after the date of this prospectus (all of whom may be selling securityholders), may sell the securities from time to time on any stock exchange or automated interdealer quotation system on which the securities are listed, in the over-the-counter market, in privately negotiated transactions or otherwise, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to prevailing market prices or at prices otherwise negotiated. The selling securityholders may sell the securities by one or more of the following methods, without limitation:

  (a)
  block trades in which the broker or dealer so engaged will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

  (b)
  purchases by a broker or dealer as principal and resale by the broker or dealer for its own account pursuant to this prospectus;

  (c)
  an exchange distribution in accordance with the rules of any stock exchange on which the securities are listed;

  (d)
  ordinary brokerage transactions and transactions in which the broker solicits purchases;

  (e)
  privately negotiated transactions;

  (f)
  short sales;

  (g)
  through the writing of options on the securities, whether or not the options are listed on an options exchange;

  (h)
  through the distribution of the securities by any selling securityholder to its partners, members or stockholders;

  (i)
  one or more underwritten offerings on a firm commitment or best efforts basis; and

  (j)
  any combination of any of these methods of sale.

        The selling securityholders may also transfer the securities by gift. We do not know of any arrangements by the selling securityholders for the sale of any of the securities.

        The selling securityholders may engage brokers and dealers, and any brokers or dealers may arrange for other brokers or dealers to participate in effecting sales of the securities. These brokers, dealers or underwriters may act as principals, or as an agent of a selling securityholder. Broker-dealers may agree with a selling securityholder to sell a specified number of the securities at a stipulated price per security. If the broker-dealer is unable to sell securities acting as agent for a selling securityholder, it may purchase as principal any unsold securities at the stipulated price. Broker-dealers who acquire securities as principals may thereafter resell the securities from time to time in transactions in any stock exchange or automated interdealer quotation system on which the securities are then listed, at prices and on terms then prevailing at the time of sale, at prices related to the then-current market price or in negotiated transactions. Broker-dealers may use block transactions and sales to and through broker-dealers, including transactions of the nature described above. The selling securityholders may also sell the securities in accordance with Rule 144 under the Securities Act of 1933, as amended, rather than pursuant to this prospectus, regardless of whether the securities are covered by this prospectus.

        From time to time, one or more of the selling securityholders may pledge, hypothecate or grant a security interest in some or all of the securities owned by them. The pledges, secured parties or persons to whom the securities have been hypothecated will, upon foreclosure in the event of default, be deemed to be selling securityholders. The number of a selling securityholder's securities offered under this prospectus will decrease as and when it takes such actions. The plan of distribution for that selling securityholder's securities will otherwise remain unchanged. In addition, a selling securityholder may, from time to time, sell the securities short, and, in those instances, this prospectus may be delivered in connection with the short sales and the securities offered under this prospectus may be used to cover short sales.

        To the extent required under the Securities Act of 1933, the aggregate amount of selling securityholders' securities being offered and the terms of the offering, the names of any agents, brokers, dealers or underwriters and any applicable commission with respect to a particular offer will be set forth in an accompanying prospectus supplement. Any underwriters, dealers, brokers or agents participating in the distribution of the securities may receive compensation in the form of underwriting discounts, concessions, commissions or fees from a selling securityholder and/or purchasers of selling securityholders' securities of securities, for whom they may act (which compensation as to a particular broker-dealer might be in excess of customary commissions).

        The selling securityholders and any underwriters, brokers, dealers or agents that participate in the distribution of the securities may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, and any discounts, concessions, commissions or fees received by them and any profit on the resale of the securities sold by them may be deemed to be underwriting discounts and commissions.

        A selling securityholder may enter into hedging transactions with broker-dealers and the broker-dealers may engage in short sales of the securities in the course of hedging the positions they assume with that selling securityholder, including, without limitation, in connection with distributions of the securities by those broker-dealers. A selling securityholder may enter into option or other transactions with broker-dealers that involve the delivery of the securities offered hereby to the broker-dealers, who may then resell or otherwise transfer those securities. A selling securityholder may also loan or pledge the securities offered hereby to a broker-dealer and the broker-dealer may sell the securities offered hereby so loaned or upon a default may sell or otherwise transfer the pledged securities offered hereby.

        The selling securityholders and other persons participating in the sale or distribution of the securities will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, including Regulation M. This regulation may limit the timing of purchases and sales of any of the securities by the selling securityholders and any other person. The anti-manipulation rules under the Securities Exchange Act of 1934 may apply to sales of securities in the market and to the activities of the selling securityholders and their affiliates. Furthermore, Regulation M may restrict the ability of any person engaged in the distribution of the securities to engage in market-making activities with respect to the particular securities being distributed for a period of up to five business days before the distribution. These restrictions may affect the marketability of the securities and the ability of any person or entity to engage in market-making activities with respect to the securities.

        We have agreed to indemnify in certain circumstances the selling securityholders and any brokers, dealers and agents who may be deemed to be underwriters, if any, of the securities covered by the registration statement, against certain liabilities, including liabilities under the Securities Act of 1933. The selling securityholders have agreed to indemnify us in certain circumstances against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

        The securities of securities offered hereby were originally issued to the selling securityholders pursuant to an exemption from the registration requirements of the Securities Act of 1933, as amended. We agreed to register the securities under the Securities Act of 1933, and to keep the registration statement of which this prospectus is a part effective until the earlier of [the date on which the selling securityholders have sold all of the securities or two years after the effective date of the registration statement]. We have agreed to pay all expenses in connection with this offering, [including the fees and expenses of counsel or other advisors to the selling securityholders,] but not including underwriting discounts, concessions, commissions or fees of the selling securityholders [or any fees and expenses of counsel or other advisors to the selling securityholders.

        We will not receive any proceeds from sales of any securities by the selling securityholders.

        We cannot assure you that the selling securityholders will sell all or any portion of the securities offered hereby.

LEGAL MATTERS

        The validity of the notes and the share of our common stock issuable upon conversion of the notes has been passed upon for us by Robert B. Stiles, our Senior Vice President and General Counsel. Mr. Stiles owns 32,392 shares of the company's common stock, 11,569 shares of phantom stock held in the company's deferred compensation plan and also has exercisable options to purchase an additional 96,399 shares of the company's common stock. Pursuant to our By-laws, we are required to indemnify Mr. Stiles to the fullest extent permitted by New York law against any expenses actually and reasonably incurred by him in connection with any action, suit or proceeding in which he is made party by reason of his being an officer of the company. We also maintain directors' and officers' liability insurance under which Mr. Stiles is insured against certain expenses and liabilities.

EXPERTS

        The financial statements incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 28, 2002 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

        We file reports, proxy statements and other information with the SEC. Our SEC filings are available at the SEC's website at http://www.sec.gov. You may also read and copy any document we file with the SEC at the public reference facility maintained by the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. You may call the SEC at 1-800-SEC-0330 for more information about the public reference room and its copy charges. Our common stock is listed and traded on the New York Stock Exchange. You may also inspect the information we file with the SEC at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

DOCUMENTS INCORPORATED BY REFERENCE

        We incorporate by reference the documents listed below:

  •
  our Annual Report on Form 10-K for the fiscal year ended December 28, 2002;

  •
  our Quarterly Report on Form 10-Q for the quarterly period ended March 29, 2003;

  •
  our Quarterly Report on Form 10-Q for the quarterly period ended June 28, 2003;

  •
  our Quarterly Report on Form 10-Q for the quarterly period ended September 27, 2003;

  •
  our definitive Proxy Statement for the 2003 Annual Meeting of Shareholders, filed March 21, 2003 (except those portions excluded under Section 14 and the Commission rules under that section); and

  •
  our Current Report on Form 8-K filed with the Commission on August 6, 2003.

        We also incorporate by reference any filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus but before the end of the offering made by this prospectus. You may request a copy of any filings referred to above, excluding exhibits, at no cost, by writing or telephoning us at the following address: Bausch & Lomb Incorporated, One Bausch & Lomb Place, Rochester, New York 14604-2701, Attention: Investor Relations (telephone 585-338-5757) or you may locate the material on our website http:/www.bausch.com.

        Statements contained in this prospectus or in any document incorporated by reference into this prospectus as to the contents of any contract or other document referred to herein or therein are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the documents incorporated by reference, each such statement being qualified in all respects by such reference.

        This prospectus incorporates by reference documents that are not presented in this prospectus or delivered with this prospectus. You may request a copy of any filings referred to above, excluding exhibits, at no cost, by writing or telephoning us at the following address: Bausch & Lomb Incorporated, One Bausch & Lomb Place, Rochester, New York 14604-2701, Attention: Investor Relations (telephone 585-338-5757) or you may locate the material on our website http:/www.bausch.com.

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TABLE OF CONTENTS
IMPORTANT NOTICE TO READERS
FORWARD-LOOKING STATEMENTS
SUMMARY
Bausch & Lomb Incorporated
The Offering
RISK FACTORS
Risks Related To Our Business
Risks Related to the Notes and our Common Stock
USE OF PROCEEDS
PRICE RANGE OF COMMON STOCK; DIVIDENDS
RATIO OF EARNINGS TO FIXED CHARGES
DESCRIPTION OF THE NOTES
Hypothetical Accreted Conversion Prices and Conversion Trigger Prices
Hypothetical Redemption Prices
DESCRIPTION OF CAPITAL STOCK
CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS
SELLING SECURITY HOLDERS
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS
WHERE YOU CAN FIND MORE INFORMATION
DOCUMENTS INCORPORATED BY REFERENCE